Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SAP AMERICA, INC.

EMERSON ONE ACQUISITION CORP.

and

CALLIDUS SOFTWARE INC.

Dated as of January 29, 2018

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2018 (this “Agreement”), is by and among SAP America, Inc., a Delaware corporation (“Parent”), Emerson One Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and Callidus Software Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.04 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, par value $0.001 per share, of the Company (each a “Share” and collectively, the “Shares”) to be thereupon cancelled and converted into the right to receive cash in an amount equal to $36.00 per Share (the “Merger Consideration”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, duly and unanimously adopted resolutions (a) approving and declaring the advisability of this Agreement, (b) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (c) determining this Agreement and the Transactions to be advisable, fair to and in the best interests of the Company and the Company’s stockholders and (d) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01          The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

(b)           At the Effective Time, the Company Certificate shall be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein, subject to Section 5.08, or by applicable Law.

(c)           At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(d)           The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor shall have been duly elected, designated or qualified, or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor shall have been duly elected, designated or qualified, or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(e)           If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.02          Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., New York time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third International Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.03          Meeting of Stockholders to Approve the Merger.

(a)           Promptly, and in any event within 10 Business Days, after the date of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. Subject to Section 5.03(d) and Section 5.03(e), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company shall also include the text of the Fairness Opinion (in its entirety) in the Proxy Statement together with a summary thereof. Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement.

(b)           Notwithstanding the provisions of Section 1.03(a), prior to filing the preliminary Proxy Statement, a definitive Proxy Statement or any Other Filing with the SEC in connection with the Transactions, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on each such filing in advance, and the Company shall include in such filing all comments reasonably proposed by Parent in respect of such filings; provided that to the extent such comments relate to an Acquisition Proposal or a Change of Board Recommendation, the Company shall give reasonable and good faith consideration to, but shall not be obligated to include, any such comments reasonably proposed. The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff to such filings (or of notice of the SEC’s intent to review) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any Other Filing or for additional or supplemental information in connection therewith. The Company shall, as promptly as reasonably practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any such Other Filing (i) supply Parent with copies of all written correspondence received in connection therewith and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. The Company (1) shall provide Parent with a reasonable opportunity to review and comment on any responses to any such comments or inquiries by the SEC or its staff, (2) shall include in such responses all comments reasonably proposed by Parent in respect of such filings (except to the extent such comments relate to an Acquisition Proposal or a Change of Board Recommendation, in which case the Company shall give reasonable and good faith consideration to, but shall not be obligated to include, any such comments reasonably proposed), (3) except with respect to a document incorporating a Change of Board Recommendation, shall not file or mail such document, or respond to the SEC or its staff, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, and (4) shall provide Parent and its counsel with a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to such filings. The Company shall respond in good faith to any comments by the SEC or its staff as promptly as reasonably practicable. Parent shall provide its comments to the Company as promptly as reasonably practicable.

(c)           If the Company: (i) does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable and in any event on or prior to the fifth Business Day after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, or (ii) does receive comments from the SEC with respect to the preliminary Proxy Statement, the

Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable and in any event on or prior to the fifth Business Day immediately following clearance by the SEC with respect to such comments.

(d)           If, at any time prior to the date of the Special Meeting, Parent or the Company discovers any event or information relating to the Company, Parent, Merger Sub, or any of their Affiliates that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(e)           The Company, acting through the Company Board, shall, in accordance with applicable Law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law) no earlier than 30 days and no later than 40 days after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of obtaining the Company Stockholder Approval (the “Special Meeting”) and (ii) subject to Section 5.03, use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement and secure any other vote or consent of the stockholders of the Company as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger. The Company shall consult with Parent regarding the date that shall be set as the “record date” for the Special Meeting in advance of providing notice thereof to NASDAQ. The Company shall consult with Parent regarding the date of the Special Meeting and shall not change the record date or postpone or adjourn the Special Meeting without the prior written consent of Parent. Notwithstanding anything to the contrary in the foregoing, the Company may, following prior written notice to, and consultation with, Parent, adjourn the Special Meeting by not more than 10 calendar days to the extent (and only if and to the extent) (i) necessary to ensure that any supplement or amendment to the Proxy Statement that the Company Board, after consultation with outside legal counsel, determines in good faith is necessary to comply with applicable Law, is made available to the Company’s stockholders in advance of the Special Meeting, (ii) that, as of the time that the Special Meeting is originally scheduled, adjournment of the Special Meeting is necessary to enable the Company to solicit additional proxies required to constitute a quorum necessary to conduct the business of the Special Meeting and to obtain the Company Stockholder Approval or (iii) otherwise required by applicable Law, order or a request from the SEC or its staff. The Company may, and if so requested by Parent shall, adjourn the Special Meeting in order to provide for the expiration of any time period provided for in Section 5.03(d) or Section 5.03(e).

(f)            The Company shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Special Meeting are solicited, in compliance in all material respects with all applicable Law. The adoption of this Agreement and adjournment of the Special Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Special Meeting, unless otherwise approved in writing by Parent.

(g)           Without limiting the generality of the foregoing, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Change of Board Recommendation and (ii) its obligations pursuant to this Section 1.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal) or the receipt of any Acquisition Inquiry. Unless this Agreement is validly terminated in accordance with Section 7.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the stockholders of the Company with respect to the Merger at the Special Meeting.

(h)           At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or Merger Sub, or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, in favor of the adoption of this Agreement, and Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, any other stockholder vote or consent with respect to the Shares then owned of record by Parent or Merger Sub, or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, that may be required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger.

ARTICLE II
CONVERSION OF SECURITIES IN THE MERGER

Section 2.01          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares, shall be converted into the right to receive the Merger Consideration, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.02(f), upon surrender of the Certificate formerly representing such Shares (or, in the case of Book-Entry Shares, surrender of such Book-Entry Shares) in accordance with Section 2.02. Notwithstanding the foregoing, Shares subject to RSU Awards or PSU Awards shall be treated in accordance with Section 2.04.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary that is directly or indirectly wholly-owned by the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c)           Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.02          Payment for Securities; Surrender of Certificates.

(a)           Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger (the “Paying Agent”).  From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in amounts and at times necessary to pay the Merger Consideration to which former holders of Shares (other than Dissenting Shares and Shares subject to RSU Awards or PSU Awards) shall be entitled to receive pursuant to Section 2.01(a) upon surrender of

Certificates or Book Entry Shares, as the case may be.  Such funds shall be invested or otherwise held by the Paying Agent as directed by Parent or Merger Sub, in their sole discretion. Earnings from such investments, if any, shall be the sole and exclusive property of Parent or Merger Sub, and no part of any such earnings shall accrue to the benefit of holders of Certificates or Book-Entry Shares.

(b)           Procedures for Surrender. As promptly as practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that prior to the Effective Time represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:

(i)            a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify; and

(ii)           instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration.

(c)           Cancellation of Shares; Payment of Merger Consideration. Upon the surrender of Certificates or transfer of Book-Entry Shares for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form in accordance with the instructions thereto, with respect to such Certificates or an agent’s message in the case of a book entry transfer of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(d)           Transfer Books; No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates or the transfer of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)           Termination of Fund; Abandoned Property; No Liability. At any time following the six month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.02(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.02(e). If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.02(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration or any other payment otherwise payable pursuant to this Article II to any former holder of Shares, Company Options or Shares subject to RSU Awards or PSU Awards, as applicable, such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to any stock transfer Taxes payable by former holders of Shares, Company Options or Shares subject to RSU Awards or PSU Awards. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, Parent shall pay (unless the Paying Agent is the entity withholding such amounts, in which case, Parent shall instruct the Paying Agent to pay) such amounts to the appropriate taxing authority and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(g)           Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, in its discretion and as a condition precedent to the payment of the applicable Merger Consideration, the posting by such Person of a bond in such sum as Parent may direct as indemnity against any Action that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to such Certificates, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of Shares formerly represented by such Certificate as contemplated by this Article II.

Section 2.03          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.02(f). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment (unless required by Law) with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for Shares that have become Dissenting Shares shall be returned to Parent upon demand.

Section 2.04          Treatment of Company Options, Company RSUs and Company Performance RSUs. Promptly after the Effective Time, Parent shall cause the Company to make available existing Company cash, and/or otherwise deposit or cause to be deposited with the Company funds, in amounts and at times necessary to make the payments described in this Section 2.04.  No later than immediately prior to the Effective Time, the Company shall have taken all requisite action such that:

(a)           Treatment of Company Options. Each Company Option that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall be, by virtue of the occurrence of the Effective Time and without any further action on the part of Parent, Merger Sub, the Company, the holder of such Company Option or any other Person, cancelled and converted at the Effective Time into the right to receive from the Surviving Corporation, within 30 days following the Effective Time, an amount in cash equal to the product of (x) the aggregate number of Shares subject to such Company Option, and (y) the excess, if any, of the Merger Consideration over the applicable per share exercise price under such Company Option. If the per share exercise price under any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled pursuant to this Section 2.04(a) without payment of consideration.

(b)           Treatment of Unvested RSU Awards. Each Share subject to a Company RSU (each such award, an “RSU Award”) that remains outstanding immediately prior to, and is not vested immediately prior to, the Effective Time shall be cancelled and converted into the right to receive, in cash, the Merger Consideration, and such right shall remain subject to the time-based vesting (including any “double-trigger” acceleration) terms that applied with respect to the applicable RSU Award immediately prior to the Effective Time under the award agreement governing such RSU Award (the “Replacement RSU”). Each Replacement RSU shall not vest or become payable by the Surviving Corporation at the Effective Time and shall instead vest and become payable by the Surviving Corporation on the date upon which the applicable Share subject to the RSU Award would have vested under the time-based vesting terms and other conditions, including any “double-trigger” acceleration terms, as set forth in any agreements listed on Section 3.11(g) of the Company Disclosure Schedule; provided that any RSU Awards granted after the date of this Agreement as set forth in Section 5.01(a)(ii) of the Company Disclosure Schedule shall be treated as set forth in Section 5.01(a)(ii) of the Company Disclosure Schedule. If such terms and conditions are not satisfied and as a result vesting ceases to continue at any point after the Effective Time, the holder of the Replacement RSU shall have no right to receive any payment in respect of the forfeited Replacement RSU or the original RSU Award. Following the Effective Time, no Replacement RSU may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than to the Surviving Corporation, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the payment to such Person of the Merger Consideration in accordance with this Section 2.04(b). Notwithstanding any of the foregoing to the contrary, each RSU Award held by a non-

employee director of the Company that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall not be assumed, converted or substituted for by Parent and shall instead be cancelled at the Effective Time in exchange for a payment by the Surviving Corporation in respect of each Share subject to such RSU Award in an amount equal to the Merger Consideration, to be paid in cash in a single lump-sum payment as soon as practicable (but in no event later than 30 days) following the Effective Time.

(c)           Treatment of Vested Company RSUs and Company Performance RSUs. Each Share subject to a Company RSU or Company Performance RSU that is vested but not yet issued as of the Effective Time shall not be assumed or substituted for by Parent and shall instead be cancelled at the Effective Time in exchange for a payment by the Surviving Corporation in respect of such vested and unissued Share subject to a Company RSU or Company Performance RSU in an amount equal to the Merger Consideration, to be paid in cash in a single lump-sum payment as soon as practicable (but in no event later than 30 days) following the Effective Time.

(d)           Treatment of Unvested Company Performance RSUs. Each Share subject to a Company Performance RSU (each such award, a “PSU Award”) that remains outstanding immediately prior to, and is not vested immediately prior to, the Effective Time shall be cancelled and converted into the right to receive, in cash, the Merger Consideration, and such right shall remain subject to the time-based vesting (including any “double-trigger” acceleration) terms that applied with respect to the applicable PSU Award immediately prior to the Effective Time (the “Replacement PSU”). Each Replacement PSU shall not vest or become payable by the Surviving Corporation at the Effective Time and shall instead vest and become payable by the Surviving Corporation on the performance period end date set forth in Section 2.04(d) of the Company Disclosure Schedule upon which the applicable Share subject to the PSU Award would have vested under the time-based vesting terms and other conditions (other than any performance-based vesting conditions and criteria), including any “double-trigger” acceleration terms, applicable to such PSU Award immediately prior to the Effective Time. If such terms and conditions are not satisfied and as a result vesting ceases to continue at any point after the Effective Time, the holder of the Replacement PSU shall have no right to receive any payment in respect of the forfeited Replacement PSU or the original PSU Award. Following the Effective Time, no Replacement PSU may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by any Person, other than to the Surviving Corporation, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the payment to such Person of the Merger Consideration in accordance with this Section 2.04(d). Each PSU Award that will be converted into a right to receive the Merger Consideration pursuant to this Section 2.04(d) shall be treated as if the award had vested at the pay-out levels set forth in Section 2.04(d) of the Company Disclosure Schedule. Following the Effective Time, the Merger Consideration payable with respect to PSU Awards pursuant to Section 2.04(d) shall not be subject to any of the performance-based vesting terms that currently apply to such awards but shall, in all events, continue to be subject to the time-based vesting terms currently applicable to such awards.

Section 2.05          Treatment of Employee Stock Purchase Plan. Each current “Offering Period” (as defined in the ESPP) in progress as of the date of this Agreement under the ESPP shall continue, and, except as otherwise provided in this Section 2.05, the Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date of this Agreement as provided under, and subject to the terms and conditions of, the ESPP. Any Offering Period in progress as of the Effective Time shall be shortened, and the last day of each such Offering Period shall be the second Business Day immediately preceding the Effective Time. No new Offering Period shall commence under the ESPP at or after the date of this Agreement except, in the case of valid termination of this Agreement in accordance with Section 7.01, following such termination.  Each then outstanding ESPP Purchase Right shall be exercised automatically on the last day of such Offering Period. Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any Shares under this provision shall be in accordance with Section 2.01(a). The Company shall terminate the ESPP as of or immediately prior to the Effective Time. The Company shall, promptly after the date of this Agreement, take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to this Section 2.05.

Section 2.06          No Right to Equity Under Awards. The parties agree that following the Effective Time, no holder of a Company Option, Company RSU, Company Performance RSU, ESPP Purchase Right or any other equity-based awards shall have any right to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of the Company Subsidiaries or the Surviving Corporation.

Section 2.07          Notices; Board or Committee Resolutions.

(a)           To the extent necessary to give effect to the transactions contemplated in Section 2.04 and Section 2.05, the Company shall, at least 10 Business Days prior to the anticipated Effective Time, use its reasonable best efforts to provide notice, in a form and substance reasonably acceptable to Parent, to all holders of outstanding Company Options and Shares subject to RSU Awards or PSU Awards that are subject to Section 2.04 and to all holders of ESPP Purchase Rights that are subject to Section 2.05.

(b)           Prior to the Closing, the Company Board or any committee thereof that administers the Company Stock Option Plans shall adopt resolutions, in a form reasonably acceptable to Parent, that (i) prohibit the granting of new awards under any Company Stock Option Plan effective as of or immediately prior to the Effective Time, (ii) approve the transactions contemplated in Section 2.04 as valid under the terms of the Company Stock Option Plans and the award agreements issued thereunder, and (iii) approve the transactions contemplated in Section 2.05 as valid under the terms of the ESPP and the award agreements issued thereunder and terminate the ESPP as of or immediately prior to the Effective Time, and further document that:

(A)          the transactions contemplated in Section 2.04 are consistent with the terms of the Company Stock Option Plans and the award agreements issued thereunder;

(B)          the transactions contemplated in Section 2.05 are valid under the terms of the ESPP and the award agreements issued thereunder;

(C)          the Surviving Corporation’s assumption of the obligation to pay any Replacement RSUs or Replacement PSUs that vest pursuant to the terms set forth in Section 2.04 will result in the Surviving Corporation substituting an equivalent award for each RSU Award or PSU Award that becomes subject to the terms set forth in Section 2.04; and

(D)          the consummation of the Merger will not accelerate the vesting of any shares subject to RSU Awards or PSU Awards that are exchanged for Replacement RSUs or Replacement PSUs, except, with respect to RSU Awards, as specifically provided by Section 2.04(b) with respect to any such RSU Awards held by non-employee directors of the Company.

Section 2.08          Adjustments to Prevent Dilution. In the event that the Company changes (or establishes a record date for changing) the number of Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Shares, at any time during the period from the date of this Agreement to the Effective Time, the Merger Consideration shall be equitably adjusted to reflect such transaction; provided, however, that nothing in this Section 2.08 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any Section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face (without reference to the contents of the documents referenced therein):

Section 3.01                             Organization and Qualification; Subsidiaries.

(a)                                 Each of the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its incorporation or organization, except with respect to the Company Subsidiaries, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company has delivered or caused to be delivered to Parent and Merger Sub true and complete copies of the Company Certificate and the Company Bylaws, and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. Each of such documents is in full force and effect. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in violation in any material respect of their respective organizational or governing documents.

(c)                                  None of the Company or Company Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(d)                                 Section 3.01(d) of the Company Disclosure Schedule sets forth (i) a true and complete list of each Company Subsidiary, together with the jurisdiction of organization or formation of each Company Subsidiary and (ii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

Section 3.02                             Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.001 and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on January 26, 2018 (the

“Capitalization Date”), there were 66,022,377 Shares issued and outstanding and 2,338,797 Shares were held in treasury by the Company. No shares of Company Preferred Stock are issued or outstanding.

(b)                                 As of the close of business on the Capitalization Date (without giving pro forma effect to the agreements set forth on Section 3.02(b)(iii) of the Company Disclosure Schedule), the Company has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 178,874 Shares that are subject to the outstanding Company Options under the Company Stock Option Plans, (ii) 2,300,051 Shares that are subject to the outstanding Company RSUs under the Company Stock Option Plans, (iii) 681,043 Shares that are subject to outstanding Company Performance RSUs under the Company Stock Option Plans, (iv) up to 138,792 Shares that are subject to the outstanding ESPP Purchase Rights under the ESPP and (v) 12,146,754 Shares reserved for future awards under the Company Stock Option Plans.  Section 3.02(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date (without giving pro forma effect to the agreements set forth on Section 3.02(b)(iii) of the Company Disclosure Schedule), the aggregate number of outstanding Company Options, Company RSUs and Company Performance RSU.

(c)                                  All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in compliance with applicable Law. All Shares subject to issuance under any Company Options, Company RSUs or Company Performance RSUs and any Company Stock Option Plan, upon issuance prior to the Effective Time, if any, pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and issued in material compliance with applicable Law. Section 3.02(c) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date (and giving pro forma effect to the agreements set forth on Section 3.02(b)(iii) of the Company Disclosure Schedule), an accurate and complete list of each outstanding Company Option, ESPP Purchase Right, Company RSU and Company Performance RSUs and (i) the employee number of each holder thereof, (ii) the date of grant, (iii) the portion that is vested of each Company RSU or Company Performance RSU as of the close of business on the Capitalization Date, (iv) the vesting schedule of such Company RSU or Company Performance RSU, (v) the exercise or purchase price thereof, if applicable, and in the case of ESPP Purchase Rights, the fair market value as of the offer date of each ongoing offering period, (vi) the Company Stock Option Plan (and the name of any foreign sub-plan) under which each Company Option, ESPP Purchase Right, Company RSU or Company Performance RSU, as the case may be, was granted and (vii) the number of holders of ESPP Purchase Rights on a country-by-country basis. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Each grant of a Company Option, Company RSU, Company Performance RSUs and ESPP Purchase Right was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with Law, recorded on the Company’s financial statements in accordance with GAAP in all material respects consistently applied, and were validly issued, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of the grant. Except for Company Options, Company RSUs, Company Performance RSUs and ESPP Purchase Rights, there are no awards or rights outstanding under any of the Company Stock Option Plans.

(d)                                 Except as set forth in Section 3.02(b), there are no Contracts to which the Company or any Company Subsidiary is a party, including options, warrants, debentures, notes or other rights, Contracts, arrangements or commitments of any character (i) relating to any Equity Interests of the Company, (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company, (iii) providing general voting rights with holders of Shares or Company Preferred Stock, or convertible into securities having such rights, or (iv) (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any Shares or other Equity Interests in the Company. Following the close of business on the Capitalization Date, the Company has not issued any shares of its capital stock or other Equity Interests except upon the exercise of Company Options and the settlement of Company RSUs or Company Performance RSUs outstanding as of the close of business on the Capitalization Date and except as permitted under Section 5.01.

(e)                                  Section 3.02(e) of the Company Disclosure Schedule sets forth, for each Company Subsidiary: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. Other than the outstanding shares of capital stock of each Company Subsidiary, there are no other Equity Interests of any Company Subsidiary.

(f)                                   Except for the rights of the Company or a wholly-owned Company Subsidiary in their capacity as a holder of the outstanding Equity Interests of a Company Subsidiary, there are no Contracts of the Company or any Company Subsidiary, including options, warrants, debentures, notes or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party (i) relating to any Equity Interests of a Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company Subsidiaries, (iii) providing general voting rights with holders of the Equity Interests of any Company Subsidiary, or convertible into securities having such rights, or (iv) (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive rights with respect to, any Equity Interests in a Company Subsidiary.  The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such Equity Interests have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and were issued in compliance with applicable Law. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any agreement to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

Section 3.03                             Authority.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and (subject to and assuming the receipt of the Company Stockholder Approval in connection with the Merger) to consummate the Transactions including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt or authorize this Agreement or to consummate the Transactions other than, with respect to the consummation of the Merger, the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, Merger Sub and Guarantor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity).

(b)                                 The Company Board has (i) taken all appropriate actions so that, assuming the accuracy of the representations and warranties set forth in Section 4.05, the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the Transactions, including the Merger, without any further action on the part of the stockholders of the Company or the Company Board and (ii) at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (A) approving and declaring the advisability of this Agreement, (B) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (C) determining this Agreement and the Transactions to be advisable, fair to and in the best interests of the Company and the Company’s stockholders and (D) recommending that the Company’s stockholders adopt  this Agreement, which resolutions, except to the extent expressly permitted by Section 5.03(d) or Section 5.03(e), have not been rescinded, modified or withdrawn in any way.  No other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Law”) is or will be applicable to the Company or the Transactions. None of the Company or any Company Subsidiary has adopted or is subject to a stockholder rights agreement, rights plan, “poison pill” or other similar agreement.

Section 3.04                             No Conflict; Required Filings and Consents. None of the execution and delivery of this Agreement by the Company or, assuming the receipt of the Company Stockholder Approval and the making of the filings and the receipt of the consents and waiting period terminations or expirations identified in Section 3.04(b), the performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):

(a)                                 (i) conflict with or violate the Company Certificate or Company Bylaws, or any equivalent organization or governing documents of any Company Subsidiary; (ii) conflict with or violate any Law or rule of NASDAQ applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, in the case of any Company Subsidiary, in any material respect; (iii) result in any material violation or breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company’s or any Company Subsidiary’s  material rights under, or alter their respective material obligations under, or alter the material rights or obligations of any third party under, or give to any third party any rights of purchase, termination, amendment, payment, acceleration or cancellation pursuant to, any Company Material Contract or under any Company Permit, or (iv) result in the creation of a Lien (other than a Permitted Lien) on any of the material properties or assets (including intangible assets) of the Company or any Company Subsidiary.

(b)                                 require any consent, approval, waiting period termination or expiration, Order, license, authorization, declaration or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act and the applicable requirements of non-U.S. Antitrust Laws, (iv) such filings as may be required under the rules and regulations of NASDAQ, (v) such consents, approvals, waiting period terminations or expirations, Orders, licenses, authorizations, declarations, permits, filings, registrations and notifications as may be required under state or foreign securities or Takeover Laws and (vi) such other consents, approvals, waiting period terminations or expirations, Orders, licenses, authorizations, declarations, permits, filings, registrations or notifications that, if not obtained or made, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05                             Permits; Compliance With Law.

(a)                                 Each of the Company and each Company Subsidiary holds all material authorizations, licenses, permits, certificates, filings, consents, variances, exemptions, waivers, approvals, orders, registrations, qualifications and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses in all material respects as currently conducted (the “Company Permits”). Each of the Company and each Company Subsidiary is, and has for the past five years been, in compliance with the terms of the Company Permits in all material respects, and all of the Company Permits are valid and in full force and effect in all material respects. As of the date of this Agreement, no material suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, nor will consummation of the Merger cause any such action.

(b)                                 Neither the Company nor any Company Subsidiary is in, or has any continuing Liability as a result of any, conflict or noncompliance with, default under or violation of, or has any continuing or unresolved Liabilities in connection with, or is being or has been, since January 1, 2015, investigated for, or charged by any Governmental Entity with an alleged violation of or noncompliance with, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected. No Action or, to the Company’s Knowledge, investigation, by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated publicly or to the Company an intention to conduct any such Action or investigation.

(c)                                  None of the Company, the Company Subsidiaries or any of their respective directors, officers, executives, or employees, and none of the agents or representatives acting on behalf of the Company in their capacity as such (i) has used any corporate funds, directly or indirectly, for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used any corporate funds, directly or indirectly, for any unlawful payments or gifts of cash or anything of value, or to confer any unlawful economic benefit to any foreign or domestic government or public international organization officials or employees, political party officials, candidates for political office, or immediate family members of the foregoing, or any other Person, (iii) has violated, is violating, or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other applicable anticorruption Laws, (iv) has established or maintained any unlawful fund of corporate monies or other properties or assets, (v) has directly or indirectly made, authorized, offered or promised any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment or transfer of any nature to any Person or (vi) has directly or indirectly violated, is violating, or operated in noncompliance with any anti-bribery law, anti-money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.  The Company and the Company Subsidiaries implement and enforce policies and procedures designed to ensure compliance with applicable Laws concerning bribery, corruption and money laundering.

(d)                                 There are, and since January 1, 2013 have been, no Actions or, to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Company Subsidiaries of any Liability arising under or relating to any Environmental Law or Company Permit relating to the environment, health or safety matters, or in connection with any Hazardous Substance. Neither the Company nor any Company Subsidiary is, or since January 1, 2013 has been, subject to any continuing or unresolved material Liabilities in connection with, any agreement, Order settlement, letter or memorandum by or with any Governmental Entity or third party imposing any

Liability under any Environmental Law or Company Permit relating to the environment, health or safety matters, or in connection with any Hazardous Substance.

(e)                                  Since January 1, 2015, each of the Company and each Company Subsidiary has at all times complied in all material respects with (i) applicable U.S. Export and Import Laws and (ii) applicable Foreign Export and Import Laws, and neither the Company nor any Company Subsidiary has made a voluntary disclosure with respect to any violation of any U.S. Export and Import Laws or Foreign Export and Import Laws. Without limiting the foregoing: (i) each of the Company and each Company Subsidiary has obtained or invoked, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications, license exceptions and filings with any Governmental Entity required under U.S. Export and Import Laws and Foreign Export and Import Laws for (A) the export, import and re-export of products, services, Software and technologies and (B) releases of technologies and Software to foreign nationals located in and outside the United States and abroad (collectively, “Export Approvals”), (ii) there are no Actions or, to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to U.S. Export and Import Laws or Foreign Export and Import Laws, (iii) there are no Actions, conditions, circumstances or, to the Knowledge of the Company, investigations pertaining to the Company’s or any Company Subsidiary’s export or import transactions that have given rise to any material claims, and (iv) no Export Approvals for the transfer of products, services, Software or technologies and no authorization to transfer existing Export Approvals to Parent or the Surviving Corporation are required. There are no Actions or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to actual or alleged violations of any Export Approvals.

(f)                                   None of the Company, the Company Subsidiaries or any of their respective directors, officers, executives, employees, and none of the agents or representatives acting on behalf of the Company in their capacity as such (i) is listed on a State Sanctions List; (ii) is, or is owned or controlled by, a Sanctioned Person; (iii) has conducted or is conducting any business, transactions, or other activities directly or indirectly with or for the benefit of any Sanctioned Person or with, for the benefit of, or in any Sanctioned Country; or (iv) is or has been in violation of any Sanctions, and neither the Company nor any Company Subsidiary has made a voluntary disclosure with respect to any violation of Sanctions. There are no Actions or, to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary with respect to actual or alleged violations of any Sanctions.

Section 3.06                             SEC Filings.

(a)                                 Since January 1, 2015, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since January 1, 2015, as such documents have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Company Subsidiaries is currently or has, since becoming a Company Subsidiary been, required to file any forms, reports or other documents with the SEC.

(b)                                 As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied (or with respect to Company SEC Documents filed or furnished after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not (or with respect to Company SEC Documents filed or furnished after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

Section 3.07                             Financial Statements.

(a)                                 Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) has been prepared from, is in accordance with, and accurately reflects the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (ii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and (iii) presents fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b)                                 Without limiting the generality of Section 3.07(a) or any of the representations made in Section 3.07(a), (i) KPMG LLP has not resigned or been dismissed as the independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) neither the chief executive officer nor the chief financial officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 3.02 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement Action or, to the Knowledge of the Company, investigation has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document (other than routine review of Company SEC Documents for which there remain no outstanding comments as of the date of this Agreement).

Section 3.08                             Internal Controls; Sarbanes-Oxley Act.

(a)                                 The Company and the Company Subsidiaries (i) have established and maintain a system of internal control over financial reporting that is effective to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) have disclosed, based on the Company’s most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has delivered to Parent prior to the date of this Agreement all disclosures of significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that have been made by the Company to the Company’s auditors or audit committee at any time between January 1, 2013,  and the date of this Agreement.

(b)                                 Since January 1, 2013, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since January 1, 2013, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c)                                  To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee, contractor, subcontractor or agent of the Company or any Company Subsidiary in the terms and conditions of his or her employment or engagement because of any lawful act of such employee, contractor, subcontractor or agent described in Section 806 of the Sarbanes-Oxley Act.

(d)                                 The books and records of the Company and each Company Subsidiary have been, and are being, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The Company has made available to Parent the minutes of the Company Board (including the committees thereof) meetings and meetings of the Company’s stockholders, in each case for the five years prior to the date of this Agreement, except for minutes that primarily relate to the Transactions, and such minutes contain, in all material respects, an accurate record of the meetings and other corporate actions held or taken by the Company Board (including the committees thereof) and the Company’s stockholders over such five-year period, except for redacted material relating to (i) the Transactions or other confidential information related to third parties in connection with the process conducted by the Company related to the Transactions or (ii) information that is competitively sensitive with respect to Parent and its business.

(e)                                  The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(f)                                   The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K under the Securities Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Item 5.05 of Form 8-K. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 3.09                             Absence of Undisclosed Liabilities.

(a)                                 There are no Liabilities of the Company or any Company Subsidiary that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of the Company (or disclosed in the footnotes thereto), other than:

(i)                                     Liabilities disclosed and provided for in the consolidated balance sheet of the Company as of September 30, 2017 that is included in the Company SEC Documents as of the date of this Agreement (the “Most Recent Balance Sheet”), or disclosed in the notes thereto;

(ii)                                  Liabilities incurred under this Agreement or in connection with the Transactions; or

(iii)                               Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet in amounts that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any Company Subsidiary in the Company Financial Statements or any Company SEC Documents.

Section 3.10                             Absence of Certain Changes or Events. Since September 30, 2017 through the date hereof, (a) except as disclosed in the Company SEC Documents filed with the SEC on or after September 30, 2017, but prior to the date of this Agreement (other than disclosures in such Company SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward looking statements” disclaimers or other similar cautionary disclosure), the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) there has not been any action taken by the Company or any Company Subsidiary from September 30, 2017, through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the prior written consent of Parent, would constitute a breach of Section 5.01(a)(i), (iv), (v), (vi), (vii), (viii), (x), (xiii), (xv), (xviii), (xix) or (xxi).

Section 3.11                             Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of each Company Benefit Plan other than (i) offer letters and other agreements, understandings or arrangements related to non-U.S. employees, (ii) offer letters and other agreements, understanding or arrangements related to U.S. employees that are terminable without any obligation of the Company to provide advance notice of termination or severance rights, and (iii) any agreement, understanding or arrangement under which a single individual who is not a director or does not hold a position of senior vice president or above of the Company is eligible to receive non-material compensation and/or benefits..  None of the Company, any Company Subsidiary, any ERISA Affiliate or, to the Knowledge of the Company, any other Person has any express or implied commitment to: (i) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other Law; or (ii) institute any plan, Contract, program, fund or arrangement of any kind for the benefit of any current or former directors, officers, employees, stockholders or consultants of the Company, any Company Subsidiary or any ERISA Affiliate, other than the Company Benefit Plans listed on Section 3.11(a) of the Company Disclosure Schedule.

(b)                                 With respect to each Company Benefit Plan listed in Section 3.11(a) of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of (i) each Company Benefit Plan (or, if such Company Benefit Plan is not written, a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) with respect to each Company Benefit Plan, each trust agreement, insurance or group annuity contract, administration and similar agreements, and investment management or investment advisory agreements, (vii) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (viii) all filings made with any Governmental Entity within the past five years, including any filings under a government sponsored amnesty, voluntary compliance or similar program (including the IRS Employee Plans Compliance Resolution System and the Department of Labor Delinquent Filer Program or Voluntary Fiduciary Correction Program).

(c)                                  Each Company Benefit Plan has been maintained, operated, and administered in all material respects in accordance with its terms and any related documents or agreements and in compliance in all material respects in accordance with all Law, including ERISA and the Code. Contributions (including any premiums) required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Most Recent Balance Sheet. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any Company Subsidiary, any ERISA Affiliate or any Company Benefit Plan fiduciary could be subject to any Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law, nor would negotiation or consummation of the Transactions give rise to such Liability. With respect to each Company Benefit Plan, all Tax, annual reporting and other filings with a Governmental Entity required by ERISA, the Code and other applicable Law have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants.

(d)                                 Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has a current favorable determination letter from the IRS as to its qualified status (or is waiting to receive a favorable determination letter for an application filed during the last 12 months of its previous remedial amendment cycle), or (ii) may rely upon a prototype opinion letter, and each Company Benefit Plan and related trust which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. There has been no termination, partial termination or discontinuance of contributions to any Company Benefit Plan intended to qualify under Code Section 401(a).

(e)                                  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in Liability to the Company, any Company Subsidiary or any ERISA Affiliate. There have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA (or breaches of any other fiduciary duty under applicable Law) with respect to any Company Benefit Plan that could result in any Liability or excise tax under ERISA, the Code or other applicable Law being imposed on the Company, any Company Subsidiary or any ERISA Affiliate. Each Company Benefit Plan (other than an employment, severance, change in control or other similar agreement with an individual) can be unilaterally amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms by the Company, a Company Subsidiary or an ERISA Affiliate, without material Liability to the Company, any Company Subsidiary or any ERISA Affiliate (other than (A) Liability for ordinary administrative expenses typically incurred in a termination event or (B) Liability for benefits accrued as of the date of such amendment, termination or discontinuation to the extent that either (x) there are sufficient assets set aside in a trust or insurance Contract to satisfy such Liability or (y) such Liability is reflected on the Most Recent Balance Sheet). No Action or, to the Company’s Knowledge, investigation is pending or, to the Knowledge of the Company, threatened against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims). None of the Company, any Company Subsidiary or any ERISA Affiliate has any Liability under Section 502 of ERISA. All contributions and payments to such Company Benefit Plan are fully deductible under Sections 162 or 404 of the Code. No amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and no excise tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code.

(f)                                   Neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever (i) maintained a Company Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any Liability with respect to such plan or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any compensatory payment becoming due to any director or employee of the Company, any Company Subsidiary, any ERISA Affiliate or any of their respective Affiliates, or to any Governmental Entity or other Person on behalf of any such director or employee, from the Company, any Company Subsidiary, any ERISA Affiliate or any of their respective Affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would not be deductible pursuant to Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code) or Section 162(m) of the Code.

(h)                                 Except as required by Law, no Company Benefit Plan provides any retiree or post-employment health, disability, life insurance or other welfare benefits (whether or not insured) to any Person. The Company, each Company Subsidiary and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder, and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i)                                     The Company does not maintain any Company Benefit Plans that are or may reasonably be deemed to be a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No award granted under any of the Company Stock Option Plans is or may reasonably be deemed to be a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code. None of the Company, any Company Subsidiary or any ERISA Affiliate is a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(j)                                    All Foreign Employee Benefit Plans (i) have been maintained, operated and funded in all material respects in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (ii) if they are intended to qualify for special tax treatment meet all material requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions.

Section 3.12                             Labor and Other Employment Matters.

(a)                                 Each of the Company and each Company Subsidiary is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, and wages and hours, including Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and the applicable rules and regulations adopted by those federal agencies responsible for the administration of such Laws (“Employment Practices”). Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business consistent with past practice). As of the date of this Agreement, (i) there are no Actions or, to the Company’s Knowledge, investigations pending or scheduled by any Governmental Entity pertaining to the Employment Practices of the Company or any Company Subsidiary; and (ii) no complaints relating to Employment Practices of the Company or any Company Subsidiary have been filed with any Governmental Entity or submitted in writing to the Company or any Company Subsidiary. To the Knowledge of the Company, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute. To the Knowledge of the Company, the Company and the Company Subsidiaries are not engaged, and have never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against the Company or any Company

Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the Knowledge of the Company, threatened.

(b)                                 Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any Contract that is a collective bargaining agreement or other agreement with any labor union or labor organization, and no such Contract is presently being negotiated. To the Knowledge of the Company, there are no current and there has not been at any time during the last five years any campaigns to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization and there are no current and there has not been at any time during the last five years any other union organizing activities concerning any employees of the Company or any Company Subsidiary. There are no current and there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting the Company or any Company Subsidiary during the last five years. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(c)                                  To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(d)                                 Each of the Company and each Company Subsidiary is in compliance with the Worker Readjustment and Notification Act (29 U.S.C. §2101) (the “WARN Act”) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity. For the past two years, neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other comparable state or local law in the United States.

(e)                                  All current employees of the Company and any Company Subsidiary who work in the United States are, and all former employees of the Company or any Company Subsidiary who worked in the United States whose employment terminated, voluntarily or involuntarily, since January 1, 2015 were, legally authorized to work for the Company or the Company Subsidiary in the United States. The Company and any Company Subsidiary have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for the employees hired prior to the Closing Date.

(f)                                   The Compensation Committee of the Company Board is (and at all times during the past 18 months was, and at all times from the date of this Agreement through the Effective Time will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto (each, an “Independent Director”). The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is an Independent Director.

(g)                                  Each individual who has received compensation for the performance of services on behalf of the Company or any Company Subsidiary has been properly classified as an employee or independent contractor in accordance with applicable Law.

Section 3.13                             Contracts.

(a)                                 Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Contract of the Company or any Company Subsidiary in effect as of the date of this Agreement and that is included within any of the following categories:

(i)                                     all Contracts that purport to limit, curtail or restrict the freedom or right of the Company, any Company Subsidiary or any of the Company’s current or future Affiliates in any material respect to engage or compete in any line of business or market, sell, supply, license or distribute any product or service, in each case, in any market or geographic area, with any Person or during any period of time (or pursuant to which a benefit or right is required to be given or would be lost as a result of so competing, engaging, marketing, selling, supplying, licensing or distributing);

(ii)                                  any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(iii)                               any Contract that grants any Person other than the Company or any Company Subsidiary any exclusive license, supply, distribution or other rights;

(iv)                              any Contract that grants any Person other than the Company or any Company Subsidiary any (A) “most favored nation” or other preferred pricing rights, (B) rights of first refusal, rights of first negotiation or that materially limits or purports to materially limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (C) exclusive rights to purchase any Company Products, (D) any Contract with a subscription period, or which obligates Company to provide supply or services for a period, greater than three years, or (E) right to require the Company or any Company Subsidiary to purchase all or any portion of the Company’s or a Company Subsidiary’s requirements from any third party;

(v)                                 any Contract that obligates the Company or any Company Subsidiary to (A) provide maintenance and/or support with respect to any discontinued Company Product or any prior version of any Company Product for more than 12 months following the release of a replacement product or new version of a Company Product, as applicable or (B) maintain interoperability or compatibility of any of the Company Products or services with any technology, products or services of any other Person;

(vi)                              any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into since January 1, 2015, (B) that contains “earn-out” provisions or other payment (including contingent payment) or holdback obligations that are or may be payable after the date of this Agreement or (C) that contains ongoing non-competition, indemnification obligations or other ongoing obligations that are material to the Company and the Company Subsidiaries, taken as a whole;

(vii)                           any Contract (A) governing the terms of any existing equity or debt investment by the Company or any Company Subsidiary in excess of $1,000,000 or (B) providing for ongoing capital commitments (including any obligation to provide funds, or make an investment, in the form of a loan, capital contribution or otherwise), other than, in each case, any such Contract between the

Company and any direct or indirect wholly-owned Company Subsidiary, or between direct or indirect wholly-owned Company Subsidiaries (“Intercompany Contracts”);

(viii)                        any Indebtedness under which the currently outstanding maximum obligation of the Company and the Company Subsidiaries is $1,000,000 or greater, whether secured or unsecured, excluding any Indebtedness pursuant to Intercompany Contracts;

(ix)                              any Indebtedness under which the currently outstanding maximum obligation owed to the Company and the Company Subsidiaries is $1,000,000 or greater, whether secured or unsecured, excluding any Indebtedness pursuant to Intercompany Contracts ;

(x)                                 any lease, sublease or other Contract relating to the occupancy of the Leased Real Property involving payments by the Company or the Company Subsidiaries in excess of $500,000 in 2015 or any year thereafter;

(xi)                              any general or limited partnership, joint venture or joint development Contract;

(xii)                           any Contract relating to the settlement of any civil, administrative or judicial Action or investigation within the past five years other than any such Contract that provided solely for payment(s) of less than $250,000 in addition to other customary terms for settlement agreements, such as settlement and release provisions and confidentiality obligations, in each case that does not restrict the operation of the business conducted or to be conducted by the Company or the Company Subsidiaries, and that has not otherwise been material to the business of the Company or the Company Subsidiaries;

(xiii)                        any (A) standstill or similar agreement restricting any Person from acquiring the securities of, soliciting proxies respecting, or affecting the control of, any other Person, or (B) Contract requiring the Company or any Company Subsidiary to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(xiv)                       any Government Contract or open or outstanding Government Bid or any Contract incorporating government acquisition terms (e.g., in the U.S., the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement);

(xv)                          each Contract that involves performance of custom Software development services by the Company or any Company Subsidiary (excluding, for the avoidance of doubt, implementation, configuration, maintenance and support, or training or other non-custom services related to the Company Products provided to customers, sublicensors, value added resellers, systems integrators or other distributors or resellers in the ordinary course of business), expressly providing for either (A) recurring annual payments to the Company or any of the Company Subsidiaries after the date of this Agreement of $250,000 or more or (B) aggregate payments or potential aggregate payments to the Company and the Company Subsidiaries after the date of this Agreement of $500,000 or more;

(xvi)                       any Contract, other than a Contract for Commercially Available Software, providing for the purchase by or license to (or for the benefit or use of) the Company or any Company Subsidiary of any Software, content (including textual content and visual, photographic or graphical content), technology or Intellectual Property, which Software, content, technology or Intellectual Property is incorporated (or is contemplated by the Company or any Company Subsidiary to be incorporated) into any Company Product sold by the Company or any Company Subsidiary, and is material with respect to any such Company Product;

(xvii)                    each Patent cross-license;

(xviii)                 any Contract with (A) any of the 50 largest customers determined on the basis of the annual contract value  of the Contracts with such customer determined as of the four consecutive fiscal quarters ended September 30, 2017, (B) any of the top 13 resellers and distributors (including original equipment manufacturers) determined on the basis of the annual contract value of the accounts generated by such resellers and distributors in the four consecutive fiscal quarters ended December 31, 2017 (the customers, resellers and distributors referenced in clauses (A) and (B) above, each, a “Significant Customer”), (C) any of the 15 largest suppliers and the 10 largest licensors of Intellectual Property, in each case determined on the basis of aggregate payments made or owed by the Company and the Company Subsidiaries in the four consecutive fiscal quarters ended December 31, 2017, or (D) any of the top 10 referral partners or systems integrators determined on the basis of the annual contract value of the accounts generated by such referral partners in the four consecutive fiscal quarters ended December 31, 2017 (other than as would be disclosed against clauses (A), (B) or (C) above without regard to the quantity limitations referenced therein);

(xix)                       except as otherwise listed in response to this Section 3.13(a), and excluding Intercompany Contracts, any Contract that involves payments by or to the Company or any of the Company Subsidiaries of more than $1,000,000 over the four consecutive fiscal quarters ended September 30, 2017;

(xx)                          any Contract pursuant to which the Company or any of the Company Subsidiaries has agreed or is required to provide any third party with rights in or access to Company Source Code (including on a contingent basis), or to provide for Company Source Code to be put in escrow;

(xxi)                       any Contract for the development for the benefit of the Company or any Company Subsidiary by any party other than the Company or a Company Subsidiary, of technology or Intellectual Property that is material to any Company Product.

(xxii)                    any Contract providing for (A) indemnification of any Person (i) with respect to material Liabilities relating to any current or former business of the Company, any of the Company Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of the Company Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) with respect to claims involving infringement, misappropriation or other violation of any Intellectual Property rights of any third Person, other than indemnification obligations of the Company or any of the Company Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice; or (B) any guaranty under a Contract related any tangible assets by the Company or any Company Subsidiary that is material to the Company or any Company Subsidiary (in each case with respect to which the Company or any Company Subsidiary has continuing obligations as of the date of this Agreement);

(xxiii)                 any Contract (A) with providers of co-location or data hosting services, including with respect to the provision of Company Products, or (B) with material application services providers, in each case, whose services are material to the Company and the Company Subsidiaries, taken as a whole;

(xxiv)                any Contract pursuant to which the Company or any Company Subsidiary is authorized to market, distribute or resell any product, service or Intellectual Property of any third party, other than pursuant to licenses to Commercially Available Software;

(xxv)                   any Contract that limits or purports to limit the ability of the Company, any Company Subsidiary or any current of future Affiliate of the Company to collect, receive, derive, access, store, retain, destroy, transmit, transfer (including cross-border transfers), disclose or use Personal Information to an extent greater than (A) as set forth on the Company’s standard form of customer agreement or (B) imposed under applicable Privacy and Security Laws;

(xxvi)                any Contract pursuant to which (A) the Company or any Company Subsidiary has agreed to any restriction on the right of the Company or any Company Subsidiary to enforce any Intellectual Property rights, the effect of which is material to the business of the Company or any Company Subsidiary, other than pursuant to Outbound License Agreements and Services Agreements, or (B) the Company or any Company Subsidiary has agreed to transfer or sell rights in or with respect to any Company Owned Intellectual Property;

(xxvii)             any other Contract under which the consequences of a default or breach or early termination would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(xxviii)          any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Entity;

(xxix)                any Contract with any director, officer or other Affiliate (other than the Company or any Company Subsidiary) of the Company;

(xxx)                   any Contract pursuant to which the Company or any Company Subsidiary authorizes a third party to sell Company Products under its own brand without any branding of the Company or a Company Subsidiary;

(xxxi)                any Contract that would prohibit the Company from providing the information described in Section 5.03(b) or Section 5.03(c) to Parent; and

(xxxii)             all other Contracts required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, whether or not so filed or disclosed.

Each Contract disclosed in Section 3.13(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 3.13(a) or that would have been required to be so disclosed if it had existed on the date of this Agreement is referred to herein as a “Company Material Contract.” True and complete copies (except as redacted to the extent permitted under this Agreement) of each Company Material Contract have been made available by the Company to Parent in the electronic dataroom maintained by the Company, or publicly filed with the SEC prior to the date hereof.

(b)                                 (i) Each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, of the other party or parties thereto, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) each Company Material Contract is in full force and effect and upon consummation of the Merger shall continue to be in full force and effect without any penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) each of the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract in all material respects and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract in all material respects; (iv) none of the Company nor any Company Subsidiary has Knowledge of, or has received notice of, any violation or default under any Company Material Contract; and (v) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract to the effect that, and otherwise has no Knowledge that, such party intends to terminate prior to its stated term, or not renew, any such Company Material Contract.

Section 3.14                             Litigation.

(a)                                 There is no Action or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary.

(b)                                 Neither the Company nor any Company Subsidiary is subject to any material outstanding Order or arbitration ruling, award or other finding.

(c)                                  There are no internal investigations or internal inquiries that, since January 1, 2017, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.15                             Intellectual Property.

(a)                                 Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Company Registered Intellectual Property. For each listed item, Section 3.15(a) of the Company Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is applied for or registered, the application or registration number, and the filing or registration dates thereof.

(b)                                 All of the Company Owned Intellectual Property is wholly and exclusively owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens). The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.15(j) below.

(c)                                  The Company or a Company Subsidiary wholly and exclusively owns all right, title and interest in, or has a valid right to use, the Intellectual Property incorporated or embedded in, included in, or necessary to offer the Company Products (excluding Company Products that are not currently licensed, distributed, marketed, otherwise provided, maintained or supported), including all Company Source Code. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.15(j) below.

(d)                                 Other than pursuant to non-exclusive licenses granted in the ordinary course of business, neither the Company nor any Company Subsidiary has distributed or otherwise transferred to any third party any Company Owned Intellectual Property or Company Product.

(e)                                  No Person who has licensed Intellectual Property to the Company or any of the Company Subsidiaries that is incorporated or embedded in, included in, or necessary to offer the Company Products has ownership rights or license rights to material improvements, developments and other modifications made by the Company or any of the Company Subsidiaries in such Intellectual Property.

(f)                                   All Company Products distributed or otherwise licensed in connection with the Company or any Company Subsidiary’s respective businesses have been distributed or otherwise licensed solely in object code form.  To the Company’s Knowledge, no Person has reverse engineered, disassembled or decompiled any Company Product.

(g)                                  Neither the Company nor any of the Company Subsidiaries (i) is in breach of any of the material terms or conditions of any license to any Open Source Materials or (ii) has taken any action that has, or would reasonably be expected to, (x) require the disclosure or distribution of or access to any Company Source Code, or (y) restrict the Company or any Company Subsidiary’s ability to charge for any Company Product.

(h)                                 All Company Owned Intellectual Property that is necessary for the conduct of the business of the Company or any Company Subsidiary, was created, developed, modified or enhanced by employees of the Company or a Company Subsidiary acting within the scope of their employment, or by other Persons, in each case, who have validly and irrevocably assigned all of their rights therein to the Company or a Company Subsidiary, subject to any rights that may be reserved to the author by Law.  The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.15(j) below.

(i)                                     All Company Owned Intellectual Property and the Company Products are fully transferable, alienable and licensable by the Company or its Affiliates without restriction and without payment to any Person, subject to Permitted Liens.

(j)                                    To the Knowledge of the Company, the operation by the Company and the Company Subsidiaries of their respective businesses (including the design, development, use, import, export, manufacture, licensing, sale, service offering or other disposition of the Company Products) has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. To the Knowledge of the Company, the operation by the Company and the Company Subsidiaries of their respective businesses does not constitute unfair competition or trade practices under applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any Person since January 1, 2013 (i) claiming that the operation of their respective businesses or any Company Product (A) infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or (B) constitutes unfair competition or trade practices under the applicable Laws (nor to the Company’s Knowledge is there any reasonable basis therefor), or (ii)  offering a license to any Person’s Intellectual Property.

(k)                                 Each material item of Company Registered Intellectual Property (A) is subsisting and (B) is, to the Knowledge of the Company, valid and enforceable.

(l)                                     Since January 1, 2013, there is no pending, decided or settled or, to the Knowledge of the Company, threatened Action or Order, or opposition, cancellation, interference, reexamination, review or other proceeding, or investigation, arbitration, mediation, demand, dispute or other challenge (a “Dispute”) related to (A) the Company Owned Intellectual Property or its validity, registrability, enforceability or ownership, and/or (B) any Intellectual Property material to and embodied or incorporated in any Company Products, where such Dispute, if determined adversely, would or would reasonably be expected to have a material and adverse effect on the Company’s or a Company Subsidiary’s business. To the Company’s Knowledge, there exists no basis that would give rise to such a Dispute. Neither the Company nor any Company Subsidiary has threatened in writing or initiated any Dispute against any Person based on any allegation of infringement, dilution, misappropriation or other violation of any Company Owned Intellectual Property.  To the Company’s Knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any Company Owned Intellectual Property.

(m)                             None of the Company, any Company Subsidiary or any other Person acting on behalf of the Company or any Company Subsidiary has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent or other third party, any Company Source Code to any third party. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any other Person acting on behalf of the Company or any Company Subsidiary, of any Company Source Code to any third party. Neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow or an obligation to grant rights to, disclose or deliver any Company Source Code to any third party.

(n)                                 Neither the Company nor any Company Subsidiary is bound to any Contract that, as a result of this Agreement, the consummation of the Merger or any of the other transactions contemplated hereby, would obligate Parent, any Parent Subsidiary (including Merger Sub), the Company or any Company Subsidiary to (A) grant to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, Parent, Merger Sub, any Parent Subsidiary, the Company or any Company Subsidiary, or (B) pay any material royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions, provided, in each of clauses (A) and (B), any result affecting Parent, Merger Sub or any Parent Subsidiary in the manner described in such clauses must be solely related to the acquisition of, and future ownership by, Parent or Merger Sub of the Company or any Company Subsidiary as contemplated by this Agreement or the Transactions and shall not, under any circumstances, result from any other Contract or arrangement (other than this Agreement) to which Parent, Merger Sub or any Parent Subsidiary is a party.

(o)                                 Each of the Company and each Company Subsidiary has used commercially reasonable efforts to protect the Company’s or such Company Subsidiary’s rights in the Trade Secrets owned by the Company or such Company Subsidiary. For any Trade Secrets owned by any other Person that have been provided to the Company or such Company Subsidiary under Contract, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality or use of such Trade Secrets. Each of the Company and each Company Subsidiary has, and enforces in all material respects, a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary, and to the Company’s Knowledge, all current and former employees, consultants and contactors of the Company or such Company Subsidiary have executed such an agreement.

(p)                                 None of the Company Owned Intellectual Property or Company Products was developed by, or using, or with funds, grants or any other subsidies from, any Governmental Entity or any university (including any facilities, faculty or, to the Knowledge of the Company after due inquiry, students of a university, college, other educational institution or research center).

(q)                                 Neither the Company nor any Company Subsidiary is subject to any Contract with any standards bodies or other Persons that would obligate the Company or any Company Subsidiary to grant licenses or rights to or otherwise impair the Company or any Company Subsidiary’s control, enforcement or use of any Company Owned Intellectual Property or Company Products.

(r)            There are no pending or, to the Company’s Knowledge, threatened claims made by any Person against the Company or the Company Subsidiaries for any product liability or breach of contract (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) services rendered by the Company or any of the Company Subsidiaries, (ii) the sale, distribution, or installation of any Company Products or of other Software by the Company or any of the Company Subsidiaries, or (iii) the operation of the Company’s or any of the Company Subsidiaries’ respective businesses. In their provision of the Company Products, the Company and the Company Subsidiaries materially comply with all applicable Laws.

(s)            The Company and the Company Subsidiaries have used commercially reasonable efforts, in accordance with industry standards applicable to similarly situated entities, (i) to safeguard the security of, all Software, systems, information technology, networks, devices and equipment used or held for use in connection with the Company Products and the respective businesses and operations of the Company or any Company Subsidiary (the “Systems”), and (ii) to implement and maintain business continuity, backup, security and disaster recovery plans, procedures and facilities. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the Systems that would require the Company or a Company Subsidiary to notify customers or employees of such intrusion or breach or that was or would reasonably be expected to be material to the business or operations of the Company or any Company Subsidiary.

Section 3.16          Tax Matters.

(a)           Each of the Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)           The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability set forth in the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any Liability for Taxes as a result of transactions entered into outside the ordinary course of business or otherwise inconsistent with past practice.

(c)           No deficiencies for Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by any Governmental Entity, except for delinquencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of the Company or any Company Subsidiary. The U.S. federal income Tax Returns of the Company and the Company Subsidiaries through the taxable year ended December 31, 2014 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired. Neither the Company nor any of the Company Subsidiaries has granted any currently effective waiver of any statute of limitations in respect of Taxes.

(d)           There are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of the Company Subsidiaries.

(e)           There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary, other than such an agreement exclusively between or among any of the Company and the Company Subsidiaries.

(f)            Neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than Taxes of the Company or any of the Company Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) by reason of being a transferee or successor of such Person, (C) by Contract, or (D) otherwise.

(g)           Each of the Company and the Company Subsidiaries has withheld and paid all Taxes and other amounts required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)           Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code.

(i)            Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)            Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(l)            Neither the Company nor any Company Subsidiary (i) is a party to or bound by any advance pricing agreement or other agreement or ruling relating to Taxes with any Tax authority, (ii) has requested a private letter ruling from the IRS or comparable rulings from any Taxing authority, or (iii) has entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of state or local Tax Law).

(m)          Neither the Company nor any Company Subsidiary (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(n)           From and after the Effective Time, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(o)           The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no Tax exemption, Tax holiday, or Order that applies to any of the Company and the Company Subsidiaries will be adversely affected by the Transactions.

(p)           All material books and records that the Company and the Company Subsidiaries are required under any requirements of applicable Law to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Entity to the transfer pricing of any transaction) have been duly kept in accordance with applicable requirements and are available for inspection at the premises of the Company or the relevant Company Subsidiary.

Section 3.17          Insurance. The Company has provided Parent a description of all material insurance policies, surety bonds, and information about all material self insurance programs and similar arrangements (the “Insurance Policies”) and claims (open and closed) relating to the business, assets and operations of the Company and the Company Subsidiaries. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2015, none of the Company nor any Company Subsidiary has received any notice or other communication regarding any (i) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (ii) invalidation of any Insurance Policy, (iii) refusal of any coverage, limitation in coverage, rejection of any material claim, insurance carrier litigation or dispute pending under any Insurance Policy, or (iv) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.  There is no material claim or notice of circumstances by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material pending claim has been questioned or disputed by the underwriters of such Insurance Policies.

Section 3.18          Properties and Assets.

(a)           The Company and the Company Subsidiaries have, and immediately following the Effective Time will have, good and valid title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and tangible assets. All such material assets and real properties, other than assets and real properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)           Neither the Company nor any Company Subsidiary owns or ever owned any real property.

(c)           Section 3.18(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each such Leased Real Property and (iii) the current rent amounts payable by the Company or any Company Subsidiary related to each such Leased Real Property. Each of the Company and the Company Subsidiaries, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens. No Person other than the Company or a Company Subsidiary has any right (whether by lease, sublease, license or otherwise) to use or occupy all or any portion of the Leased Real Property.

(d)           The Company and the Company Subsidiaries have a valid and existing interest in the Leased Real Property, and the Company and the Company Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. The Leased Real Property constitutes all of the real property used by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries, and such Leased Real Property is sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity with respect to the ownership, lease, occupancy or use of the Leased Real Property that materially and adversely affects the rights of the Company or any Company Subsidiary or constitutes a violation of Laws applicable to the Leased Real Property. Since January 1, 2015, neither the Company nor any Company Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order or of any pending Action, and, to the Knowledge of the Company, there is no such Order or Action threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

(e)           For any Leased Real Property encumbered with a mortgage, the Company or the Company Subsidiary has made available to Parent true and complete copies of a non-disturbance agreement from the mortgagee of such Leased Real Property that protects the Company or the Company Subsidiary’s leasehold interest in the property in the event such mortgagee forecloses on the applicable mortgage.

Section 3.19          Opinion of Financial Advisor. The Company Board has received the Fairness Opinion. The Company shall provide a true and complete signed copy of the Fairness Opinion to Parent for informational purposes as soon as practicable after the date of this Agreement. The Company has obtained the authorization of the Company Financial Advisor to permit the inclusion of the Fairness Opinion in its entirety (as well as a description of the material financial analyses underlying the Fairness Opinion) and references thereto in the Proxy Statement.

Section 3.20          Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

Section 3.21          Required Vote. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is required to adopt this Agreement and to consummate the Transactions, including the Merger (the “Company Stockholder Approval”). No other vote of holders of any capital stock or other Equity Interests of the Company is required by Law or otherwise in order for the Company or any Company Subsidiary to consummate the Merger and the other Transactions. The proposal to approve, on an advisory basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the Shares represented at the Special Meeting, either in person or by proxy, and entitled to vote thereon.  Approval of the proposal to approve one or more adjournments of the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the Shares of represented at the Special Meeting, either in person or by proxy, and entitled to vote thereon.

Section 3.22          Absence of Indemnifiable Claims. As of the date of this Agreement, there are no pending claims for any director or officer of the Company or any Company Subsidiary to indemnification by the Company or such Company Subsidiary under applicable Law, the Company Certificate, the

Company Bylaws, the governing documents of such Company Subsidiary or any insurance policy or Contract maintained by the Company or such Company Subsidiary.

Section 3.23          Customers. As of the date of this Agreement, the Company has no Knowledge of any outstanding material disputes concerning any Company Products or any services provided by the Company or any Company Subsidiary with respect thereto with any Significant Customer. As of the date of this Agreement, the Company has not received any written notice or other formal written communication from any Significant Customer that such customer will not continue as a customer of the Company or any Company Subsidiary after the Effective Time or that any such customer intends to terminate or materially modify existing Contracts or arrangements with Company or any Company Subsidiary.

Section 3.24          Privacy.

(a)           Each of the Company and each Company Subsidiary has (i) complied in all material respects with Privacy and Security Laws applicable to the Company and each Company Subsidiary, including with respect to notice, consent and opt out (as applicable), (ii) complied in all material respects with its published privacy, marketing and security policies and its internal privacy, marketing and security policies, procedures and guidelines related to all data collection and the derivation, collection, storage, transmission, transfer (including cross-border transfer), disclosure and use of Personal Information (including Personal Information of employees, directors, officers, contractors, and third parties who have provided information to the Company or any Company Subsidiary, and any information which may be re-identified or associated with a unique identifier) and (iii) used commercially reasonable efforts to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, since January 1, 2013, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any Company Subsidiary or any of their respective employees, directors, officers or contractors.

(b)           To the Knowledge of the Company, each of the Company and each Company Subsidiary (i) has complied and is complying in all material respects with third party privacy, marketing and security policies, procedures and guidelines and applicable contractual obligations related to privacy, marketing and security related to each service provider or client, in each case, that are binding on, or otherwise enforceable against, the Company or a Company Subsidiary and (ii) has used commercially reasonable efforts to ensure that all service providers and clients have complied in all material respects with the Company’s disclosed privacy, marketing and security policies, procedures and guidelines and with all applicable Privacy and Security Laws.

(c)           To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice or allegation from any applicable data protection authority, or any written notice from any data controller or individual, alleging the Company’s or any Company Subsidiary’s non-compliance with applicable Privacy and Security Laws, and, to the Knowledge of the Company, no Person (including any Governmental Entity) has made any claim or commenced any Action or investigation with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information, or failure to comply with applicable Privacy and Security Laws, by the Company, any Company Subsidiary or any of their respective employees, directors, officers or contractors. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies (and, to the Knowledge of the Company, the disclosure to the Surviving Corporation and Parent and its Affiliates of such information at the Effective Time will comply) with the Company’s and each Company Subsidiary’s applicable privacy policies and with applicable Privacy and Security Laws. The Company and each Company Subsidiary has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons, in each case, to the extent required by applicable Privacy and Security Laws and has filed any registrations required under applicable Privacy and Security Laws with the applicable data protection authority.

(d)           Each of the Company and each Company Subsidiary has used and currently uses commercially reasonable efforts, in accordance with industry standards applicable to similarly situated entities, to (i) monitor their Systems, physical infrastructure and facilities, and (ii) implement operational, managerial, physical and technical safeguards and controls in accordance with such standards to protect Company Owned Intellectual Property, Company Products and any Personal Information under their control, where applicable, against loss, damage, and unauthorized and unlawful access, use, modification or other misuse. To the Knowledge of the Company, neither the Company nor its Subsidiaries has suffered a security breach which has compromised either the security, confidentiality or integrity of Personal Information or the physical, technical, administrative or organizational safeguards put in place by Company that relate to the protection of the security, confidentiality or integrity of Personal Information.

Section 3.25          Government Contracts Matters. Neither the Company nor any Company Subsidiary has entered into, or is a party to, or is a subcontractor under, any Government Contract or any open or outstanding Government Bid or any Contract incorporating government acquisition terms (e.g., in the U.S., the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement).

Section 3.26          Brokers and Fees. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any Company Subsidiary or any director or officer of the Company or any Company Subsidiary, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the Transactions, including the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements with the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Merger or any other Transactions.

Section 3.27          Related Party Transactions. As of the date of this Agreement, as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any director, officer, employee or Affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01          Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to have such corporate power and authority or be so qualified or in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02          Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. Other than the approval of the principal terms of the Merger by Parent as Merger Sub’s sole stockholder, the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity).

Section 4.03          No Conflict; Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transaction, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):

(a)           (i) conflict with or violate the certificate of incorporation or bylaws or other organizational document of Parent or Merger Sub; (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any of their respective properties is bound or affected; or (iii) result in any violation or breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under,  impair Parent or Merger Sub’s or any Parent Subsidiary’s rights under, alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation pursuant to, any Contract or permit of Parent, Merger Sub or any of the Parent Subsidiaries, or (iv) result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent, Merger Sub or any Parent Subsidiary, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had a Parent Material Adverse Effect; or

(b)           require any consent, approval, waiting period termination or expiration, Order, license, authorization, declaration or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act and the applicable requirements of the non-U.S. Antitrust Laws, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, the NYSE Euronext or the Frankfurt Stock Exchange, (v) such consents, approvals, waiting period terminations or expirations, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under state or foreign securities or Takeover Laws and (vi) such other consents, approvals, waiting period terminations or expirations, Orders, registrations, licenses, authorizations, declarations, permits, filings or notifications that, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 4.04          Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent, Merger Sub or any Parent Subsidiary challenging the validity or propriety of the Transactions, that, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05          Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the three year period prior to the date hereof has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.06          Sufficient Funds. Parent and Merger Sub will have all of the funds available as and when needed that are necessary to consummate the Merger and to perform their respective obligations under this Agreement.

Section 4.07          Ownership of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Parent owns directly all of the issued and outstanding shares of capital stock and other Equity Interests of Merger Sub.

Section 4.08          Information in the Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
COVENANTS

Section 5.01          Conduct of Business by the Company Pending the Closing.

(a)           The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and valid termination of this Agreement in accordance with Section 7.01, except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by Law, unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain all material Company Permits, and (iii) use reasonable best efforts to keep available the services of its and the Company Subsidiaries’ officers and key employees, and preserve their goodwill, assets and technology, as well as their relationships with customers, suppliers, licensors, licensees, resellers and others having material business dealings with them. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by Law, subject to Section 5.01(b), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the earlier of the Effective Time and valid termination of this Agreement in accordance with Section 7.01, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(i)            amend or otherwise change the Company Certificate or Company Bylaws or any certificate of incorporation or bylaws or equivalent organizational documents of any Company Subsidiary;

(ii)           issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise subject to any Lien, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, or subjection to any Lien of, any shares of capital stock or other Equity Interests in the Company or any Company Subsidiary of any class, or any securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities or any other ownership interest (including any such interest represented by Contract rights), of the Company or any Company Subsidiary, other than (w) upon the exercise or settlement of Company Options, Company RSUs and Company Performance RSUs that are outstanding on the date of this Agreement solely in accordance with their terms as of the date of this Agreement, (x) pursuant to, and in accordance with, the ESPP and (y) grants of Company RSUs in accordance with Section 5.01(a)(ii) of the Company Disclosure Schedule;

(iii)          sell, lease, license, transfer or otherwise dispose of, allow to lapse or expire, pledge, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien), any Company Intellectual Property or Software or any other material properties, rights or assets (including shares of capital stock or other Equity Interests of a Company Subsidiary), other than (A) Services Agreements in the ordinary course of business, or (B) transfers among the Company and its direct or indirect wholly-owned Company Subsidiaries, in each case, excluding entering into any reseller or hosting agreement under which the Company or any Company Subsidiary will distribute software to a third party;

(iv)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of capital stock or other Equity Interests (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice) or enter into any Contract with respect to the voting or registration of its capital stock;

(v)           (A) except as required by the terms of the instruments governing such securities as of the date of this Agreement, redeem, purchase or otherwise acquire any outstanding shares of capital stock or other Equity Interests of the Company or any Company Subsidiary, except in connection with the exercise or settlement of any Company Option, Company RSUs or Company Performance RSUs, in each case that are outstanding on the date of this Agreement, or are issued thereafter in compliance with the terms of this Agreement, and solely in accordance with their terms as of the date of this Agreement; or (B) reclassify, combine, split, subdivide, adjust or amend the rights of, any shares of capital stock or other Equity Interests of the Company or any Company Subsidiary;

(vi)          merge or consolidate the Company or any Company Subsidiary with any third party or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(vii)         acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof, or any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice);

(viii)        incur, create, assume or otherwise become liable for any Indebtedness, including through borrowings under any of the Company’s existing credit facilities, or issue or sell options, warrants, calls or other rights to acquire any Indebtedness of the Company or any of the Company Subsidiaries, or take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of the Company Subsidiaries;

(ix)          repurchase, prepay or amend or modify the terms of any Indebtedness of the Company or any Company Subsidiary;

(x)           make any loans, advances or capital contributions to, or investments in, any other Person (other than (x) advancement of expenses to Company Employees in connection with the performance of their duties or (y) to any wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice);

(xi)          terminate (other than by expiration in accordance with its terms), cancel, materially amend or agree to any material change in or material waiver under any Company Material Contract, or enter into any Contract that would constitute a Company Material Contract (other than entering into, amending or supplementing Services Agreements in the ordinary course of business consistent with past practice that are not otherwise a Company Material Contract); provided that the Company may materially amend a Company Material Contract described in Section 3.13(a)(xviii) where such amendment does not otherwise render such Contract a Company Material Contract pursuant to any of clauses (a)(i)-(xvii) or (a)(xx)-(xxxii) of Section 3.13;

(xii)         make, commit to or authorize any capital expenditures that (A) involve the purchase of real property or (B) are in excess of the Company’s projected capital expenditures by more than 15% as disclosed in Section 5.01(a)(xii) of the Company Disclosure Schedule;

(xiii)        except to the extent required by (A) applicable Law, (B) the terms of any Company Benefit Plan as in effect on the date of this Agreement and as disclosed in Section 3.11(a) of the Company Disclosure Schedule or (C) commitments under Contracts of the Company or any Company Subsidiary or policies with respect to severance or termination pay in existence on the date of this Agreement, in each case, as disclosed in Section 3.11(a) of the Company Disclosure Schedule and as implemented in the ordinary course of business consistent with past practice (I) increase the compensation or benefits (including bonus and incentive award opportunities) payable or to become payable to its directors, officers or employees (or any of their dependents or beneficiaries) (except as set forth in Section 5.01(a)(xiii) of the Company Disclosure Schedule), (II) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, stockholders, independent contractors, consultants or employee of the Company or any Company Subsidiary (or any of their respective dependents or beneficiaries) (other than any agreement with a non-U.S. employee of the Company or any Company Subsidiary hired after the date of this Agreement and entered into in the ordinary course of business providing for notice of termination, payment in lieu of notice, severance or other termination benefits required by applicable Law in the jurisdiction of employment of such employee or that is otherwise upon terms that are consistent with the Company forms made available to Parent prior to the date of this Agreement for employees in the jurisdiction of employment of such employee) containing severance protection above what is required under applicable Law, or establish, adopt, enter into or amend any plan, program or arrangement that would be a Company Benefit Plan, Company Compensation Arrangement or Company Stock Option Plan if in existence on the date hereof, (III) except as contemplated in Section 2.04, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under, or issue new performance goals under, any Company Benefit Plan, Company Compensation Arrangement or Company Stock Option Plan, or (IV) terminate the employment of any executive officer other than for “cause”;

(xiv)        hire any Person for employment with the Company or any Company Subsidiary at a level of senior vice president or higher; provided, that the Company and the Company Subsidiaries may hire any Person for employment at the senior vice president level or higher to fill any currently existing senior vice president position that becomes vacant after the date hereof;

(xv)                          make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines (in each case following consultation with the Company’s independent auditor);

(xvi)                       waive, relinquish, release, transfer or assign any right with a value of more than $250,000 in any individual case or series of related cases or $750,000 in the aggregate; provided that actions addressed by another subsection of this Section 5.01(a) shall not count towards such amounts;

(xvii)                    pay, discharge, compromise, settle or satisfy any Actions in excess of $250,000 in any individual case or series of related cases or $750,000 in the aggregate, other than claims incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice; provided that, the payment, discharge, settlement or satisfaction of such Action does not include any obligation (other than the payment of money) to be performed by the Company or any Company Subsidiary, and; provided further that the amount of any payment for which the Company receives indemnity reimbursement from an escrow fund established pursuant to an acquisition shall not count towards the settlement thresholds set forth above;

(xviii)                 (A) make, change or revoke any material Tax election, change any annual Tax accounting period or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), (C) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (D) settle or compromise any Liability with respect to Taxes or audit or assessment related to Taxes or file or surrender any claim for a refund of Taxes (including any such refund to the extent it is used to offset or otherwise reduce Tax Liability), (E) file any amended Tax Return or file any claim for Tax refunds, (F) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes; or (G) other than in the ordinary course of business consistent with past practice, take any action that voids, lessens or impedes the use or value of any Tax incentives, Tax credits, Tax losses, deferred Tax assets or other favorable Tax benefit;

(xix)                       write up, write down or write off the book value of any assets, in the aggregate, in excess of $1,000,000, except (A) for depreciation and amortization in accordance with GAAP consistently applied or (B) as otherwise required under GAAP;

(xx)                          convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting and, if the Closing has not occurred by June 30, 2018, the Company’s 2018 annual meeting of stockholders;

(xxi)                       take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other Takeover Law, any Person (other than Guarantor, Parent, Merger Sub or any Parent Affiliate) or any action taken by such Person, which Person or action would otherwise have been subject to the restrictive provisions thereof and not exempt therefrom;

(xxii)                    engage in any of the following activities in any material respect that is outside the ordinary course of business consistent with past practice: (A) any promotional sales or discount activity with any customers with the intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of the Company Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity in a manner outside the ordinary course of business consistent with past practice;

(xxiii)                 with respect to Registered Company Intellectual Property or other material Company Owned Intellectual Property, (A) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property (other than in the ordinary course of business consistent with past practice in connection with the license, distribution or sale of any of the Company Products or services, or the abandonment of any Trademarks that the Company, in its reasonable business judgment, believes are not material and no longer worthwhile to the Company), or (B) divulge, furnish to or make accessible any Trade Secrets within the Company Intellectual Property to any Person who is not subject to a valid and enforceable written obligation to maintain the confidentiality of such Trade Secrets; or

(xxiv)                agree in writing or otherwise commit to take any of the actions restricted in the foregoing clauses of this Section 5.01.

(b)                                 If the Company delivers written notice to any of the individuals specified in Section 5.01(b) of the Company Disclosure Schedule with a copy to counsel to Parent and counsel to the Company requesting a consent to permit any of the actions proscribed in Section 5.01(a)(ix), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xix), (xxii) and (xxiv), Parent shall not unreasonably withhold, delay or condition such consent.

Section 5.02                             Access to Information; Confidentiality.

(a)                                 From the date of this Agreement until the earlier of the valid termination of this Agreement in accordance with Section 7.01 and the Effective Time, the Company shall, and shall cause each Company Subsidiary to and shall cause each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, the “Company Representatives”) to:

(i)                                     provide to Guarantor, Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, financial advisors and other advisors, agents, Affiliates and other representatives (collectively, the “Parent Representatives”) reasonable access, at reasonable times, upon prior reasonable advance notice to the Company, to the employees at or above the level of senior vice president, agents, properties, offices and other facilities of the Company and the Company Subsidiaries, and to the books and records thereof (including Tax Returns, but excluding any confidential information contained in personnel files to the extent the disclosure of such information is prohibited by applicable Privacy and Security Laws) and, with the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), to the employees of the Company and the Company Subsidiaries below the level of senior vice president;

(ii)                                  furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request;

(iii)                               cooperate with Parent and the Parent Representatives in connection with the arrangement of any financing to be consummated in order to fund (x) the payment of the aggregate Merger Consideration (or any part thereof) and (y) Parent’s other obligations under this Agreement;

provided that nothing in this Section 5.02(a)(iii) will require the Company or any Company Subsidiary to (x) take any actions that would be or reasonably be expected to be disruptive to the business and operations of the Company or the Company Subsidiaries or (y) pay any amount or incur additional material costs or expenses; and

(iv)                              perform, and to cooperate with Parent in performing, the actions set forth in Section 5.02(a)(iv) of the Company Disclosure Schedule prior to the Closing.

None of the Company, any Company Subsidiary or any Company Representative shall be required to provide access to or to disclose information where such access or disclosure would contravene any applicable Law, Contract of the Company or any Company Subsidiary, or Order, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege; provided, however, that in the event that the Company does not provide access or information in reliance on this sentence, the Company shall promptly notify Parent and use its reasonable best efforts to, as promptly as practicable, (x) obtain any necessary clearance or consent in order to permit such access or disclosure and (y) provide such access or communicate such information to Parent (including through the Parent Representatives) in a way, to the extent reasonably practicable, that would not violate the applicable Law or Contract or waive any such privilege. In furtherance of the foregoing, no Personal Information will be disclosed under this Agreement (including in the Company Disclosure Schedule) in respect of employees or consultants that (A) are employed or retained (or were employed or retained and remain domiciled) in any country that has enacted legislation implementing the Data Privacy Directive of the European Union or similar legislation, or (B) after May 24, 2018, are protected under the General Data Protection Regulation, in each case, except in compliance with applicable Privacy and Security Laws or except to the extent permitted by a contractual undertaking entered into by Company, Parent and Merger Sub regarding the maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation or regulation. No investigation conducted pursuant to this Section 5.02(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b)                                 Within ten Business Days prior to the anticipated Effective Time, solely to the extent the directors and executive officers of the Company and the Company Subsidiaries differ from those listed in Section 3.01(d) of the Company Disclosure Schedules, the Company shall provide Parent with a true and complete list of any changes to the directors and executive officers of the Company and each Company Subsidiary, as of such date.

(c)                                  With respect to the information disclosed pursuant to this Section 5.02, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Mutual Non-Disclosure Agreement, dated as of September 21, 2017, by and between the Company and SAP Global Marketing, Inc. (the “Confidentiality Agreement”); provided that Guarantor and its Subsidiaries shall be entitled to share any Confidential Information (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the Transactions with potential financing sources and the Confidentiality Agreement shall be deemed amended to include such financing sources within the meaning of Representatives (as such term is defined in the Confidentiality Agreement) of Guarantor and its Subsidiaries.

Section 5.03                             No Solicitation of Transactions.

(a)                                 Subject to Section 5.03(b), Section 5.03(d) and Section 5.03(e), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the valid termination of this Agreement in accordance with Section 7.01 or the Effective Time, the Company and the Company Subsidiaries shall not, and the Company shall direct the Company

Representatives not to, and shall not authorize or knowingly permit the Company Representatives to, directly or indirectly:

(i)                                     initiate, solicit, or knowingly encourage or knowingly induce (including by way of providing information relating to the Company or the Company Subsidiaries or affording access to the business or properties of the Company) the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate the making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry;

(ii)                                  participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making a communication that does no more than making such Person aware of the restrictions of this Section 5.03 in response to the receipt of an Acquisition Proposal or Acquisition Inquiry);

(iii)                               approve, adopt, endorse, declare advisable or recommend to the Company’s stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to the Company’s stockholders, any Acquisition Proposal, or publicly disclose that the Company Board (or any committee of the Company Board) has determined that any Acquisition Proposal constitutes a Superior Proposal;

(iv)                              (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) following the commencement of a tender offer or exchange offer that constitutes an Acquisition Proposal, fail to publish, send or give to the Company’s stockholders, pursuant to Rule 14e-2 promulgated under the Exchange Act, within the ten Business Day period (as specified in Rule 14e-2 promulgated under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer, or (C) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (any action or failure to act taken by the Company Board (or by any committee of the Company Board) set forth in the foregoing clause (iii) or this clause (iv), a “Change of Board Recommendation”),

(v)                                 enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting, relating to or that is intended to or is reasonably likely to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions, or

(vi)                              terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Company Subsidiary is a party.

The Company shall (A) immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons, that began prior to the execution of this Agreement, by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal or Acquisition Inquiry and (B) promptly after the execution and delivery of this Agreement, demand the return or destruction of all confidential information provided by or on behalf of the Company or any Company Subsidiary to any such Persons prior to the date hereof and use its reasonable best efforts to enforce the terms of any confidentiality agreement with the recipient of such information.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the time when the Company Stockholder Approval is obtained, in response to a bona fide written Acquisition Proposal that the Company Board determines in good faith After Consultation constitutes or could reasonably be expected to result in a Superior Proposal and with respect to which the Company Board determines in good faith, After Consultation, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, then the Company and the Company Representatives may (i) engage or participate in discussions or negotiations with, and only with, the Person (or such Person’s representatives) that has made such Acquisition Proposal, and (ii) furnish to the Person (or such Person’s representatives) that has made the Acquisition Proposal information relating to the Company and the Company Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of the Company and the Company Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that (A) the Company did not receive such Acquisition Proposal in connection with or as a result of breaching or violating the terms of this Section 5.03, (B) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person (or such Person’s representatives), the Company gives Parent written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or to furnish information to, such Person (or such Person’s representatives) and (C) contemporaneously with or prior to furnishing any information to such Person (or such Person’s representatives), the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c)                                  In addition to the obligations of the Company set forth in Section 5.03(b), the Company shall, promptly (and in any event within 24 hours) after the receipt by the Company of any Acquisition Proposal or Acquisition Inquiry, notify Parent orally and in writing of the receipt by the Company or the Company Representatives of such Acquisition Proposal or Acquisition Inquiry, which notice shall include (x) the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and (y) the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal or Acquisition Inquiry. The Company (or its outside counsel) shall (A) promptly (and in any event within 24 hours) provide notice to Parent of any change in the terms (including all amendments) of any such Acquisition Proposal or Acquisition Inquiry and upon Parent’s request shall provide an update on the status of discussions regarding the terms (including all amendments) of any such Acquisition Proposal or Acquisition Inquiry and (B) promptly (and in any event within 24 hours) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents (including any written or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof) exchanged between the Company or Company Subsidiaries or any of the Company Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand. The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider an Acquisition Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Company from providing the information described in Section 5.03(b) or this Section 5.03(c) to Parent.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an Acquisition Proposal, other than in connection with or as a result of breaching or violating this Section 5.03, that the Company Board concludes in good faith, After Consultation, constitutes a Superior Proposal, the Company Board may, at any time prior to the time when the Company Stockholder Approval is obtained, if it determines in good faith, After Consultation, that the failure to take such actions contemplated by clauses (x) and/or (y) below would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law, (x) effect a Change of Board Recommendation as a result of such Superior Proposal and/or (y) terminate this Agreement pursuant to Section 7.01(f) and simultaneously enter into an Alternative Acquisition Agreement implementing such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee to Parent and otherwise complies with the provisions of Section 7.01(f) and Section 7.02; and; provided further that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)                                     the Company shall have provided prior written notice to Parent, at least four Business Days in advance of such Change of Board Recommendation or termination (the “Superior Proposal Notice Period”), of its intention to effect such a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation) or to terminate this Agreement to enter into an Alternative Acquisition Agreement implementing such Superior Proposal, which notice shall specify the basis upon which the Company Board intends to effect such Change of Board Recommendation or terminate this Agreement and the material terms and conditions of such Superior Proposal (and the identity of the Person or group making such Superior Proposal), and shall have contemporaneously provided the execution draft of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal (the “Alternative Acquisition Agreement”)) and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

(ii)                                  prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement implementing such Superior Proposal, (A) if requested by Parent, during the Superior Proposal Notice Period, the Company shall have negotiated, and shall have caused the Company Representatives to negotiate, with Parent in good faith to enable Parent to make a binding written offer to effect such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, and (B) following the end of such Superior Proposal Notice Period, the Company Board shall have considered any such binding written offer in good faith, and After Consultation, the Company Board shall have determined  that, notwithstanding the terms of any such binding written offer, such Superior Proposal continues to constitute a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to Section 5.03(d)(i) and to comply with the requirements of this Section 5.03(d) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least three Business Days (rather than the four Business Days contemplated by Section 5.03(d)(i) above).

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, and solely in response to an Intervening Event, the Company Board may effect a Change of Board Recommendation prior to the time the Company Stockholder Approval is obtained if the Company Board determines in good faith, After Consultation, that the failure to do so would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not effect such a Change of Board Recommendation unless:

(i)                                     the Company shall have provided prior written notice to Parent, at least four Business Days in advance of such Change of Board Recommendation (the “Intervening Event Notice Period”), of its intention to effect such a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation), which notice shall specify the details of such Intervening Event and the basis upon which the Company Board intends to effect such Change of Board Recommendation; and

(ii)                                  prior to effecting such Change of Board Recommendation, (A) if requested by Parent, during the Intervening Event Notice Period, the Company shall have negotiated, and shall have caused the Company Representatives to negotiate, with Parent in good faith to enable Parent to make a binding written offer to effect  such adjustments in the terms and conditions of this Agreement so that a Change of Board Recommendation is no longer necessary, and (B)  following the end of such Intervening Event Notice Period, the Company Board shall have considered any such binding written offer in good faith, and After Consultation, the Company Board shall have determined that, notwithstanding the terms of any such binding written offer, it would continue to be inconsistent with the director’s fiduciary duties to the stockholders of the Company under applicable Law to not effect the Change of Board Recommendation.

In the event of any changes to the circumstances applicable to the Intervening Event, after the start of the Intervening Event Notice Period, the Company shall be required to deliver a new written notice to Parent pursuant to Section 5.03(e)(i) and to comply with the requirements of this Section 5.03(e) with respect to such new written notice (including a new Intervening Event Notice Period) except the Intervening Event Notice Period shall be at least three Business Days (rather than the four Business Days contemplated by Section 5.03(e)(i) above).

(f)                                   The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Company SEC Documents.

(g)                                  The Company agrees that any action taken by a Company Representative that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 5.03 shall be deemed to be a breach of this Section 5.03 by the Company.

(h)                                 Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or otherwise complying with the provisions of Rule 14d-9, in each case in response to a tender offer; provided, however, that, except as otherwise permitted under Section 5.03, such disclosure is limited to: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, and/or (iii) an express reaffirmation of the Company Board Recommendation, which disclosure may, in each of the cases of clauses (i) through (iii), include a factual description of any Acquisition Proposal and related communications and evaluations to the extent required by Law for such a communication.

(i)                                     The Company shall not make any Change of Board Recommendation that purports to change the approval of the Company Board in a way that would result in any Takeover Law becoming applicable to the Transactions.

Section 5.04                             Appropriate Action; Consents; Filings.

(a)                                 Prior to the Effective Time, the Company shall, upon the reasonable request of Parent, use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts of the Company or any of the Company Subsidiaries, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract of the Company or any Company Subsidiary (including such consents as are necessary such that no third party will obtain additional rights under any such Contract as a result of the consummation of the Transactions) as a result of the execution, performance or consummation of the Transactions, including such consents as are required to be disclosed in the Company Disclosure Schedule; provided that, the Company shall coordinate with Parent and cooperate in determining whether any actions, consents, approvals or waivers should be sought to be obtained from third parties (including under any Company Material Contract) in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers. Prior to the Effective Time, the Company shall furnish Parent with an executed affidavit that satisfies the requirements of Treasury Regulation section 1.1445-2(c)(3)(i).

(b)                                 Subject to the terms and conditions of this Agreement, including Section 5.04(i), prior to the Effective Time, each of the Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all other appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable and (ii) as promptly as practicable, obtain from any Governmental Entities any consents, licenses, permits, certificates, filings, exemptions, waivers, approvals, authorizations, registrations, waiting period expirations or terminations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action or investigation by any Governmental Entity (including those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other Transactions. The Company and Parent shall further (x) cooperate with each other in determining which additional filings, and which additional consents, licenses, permits, certificates, exemptions, waivers, approvals, authorizations, registrations, clearances or Orders are required to be obtained from Governmental Entities prior to the Effective Time in connection with the execution and delivery of this Agreement and consummation of the Transactions and (y) use their reasonable best efforts to timely make all such filings and timely seek all such consents, licenses, permits, certificates, exemptions, waivers, approvals, authorizations, registrations, clearances or Orders.

(c)                                  In furtherance and not in limitation of the provisions of Section 5.04(b), each of the Company, Parent and Merger Sub shall as promptly as practicable, make all necessary applications, notices, petitions and filings required, and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material with respect to this Agreement and the Merger as is required under (A) the Exchange Act, and any other applicable foreign, federal or state securities Laws, (B) the Antitrust Laws and (C) any other applicable Law. The parties further agree that the initial filings to be made under the HSR Act shall in any event be made by each party no later than ten Business Days following the date of this Agreement and the initial filings to be made under any other Antitrust Laws requiring filings shall in any event be made no later than 15 Business Days following the date of this Agreement.

(d)                                 The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions and copies of all filings made by any filing party with any Governmental Entity in connection with the Transactions; provided, however, that materials provided by the Company or Parent and their respective Subsidiaries or Affiliates to the other party may be redacted (x) as necessary to comply with contractual arrangements entered into in the ordinary course of business without a purpose of avoiding or limiting such party’s obligations under this sentence and (y) as necessary to reasonably preserve attorney-client privilege or to comply with applicable Law, provided, however, that such materials shall be provided in unredacted form to outside counsel to the receiving party in connection with any such application or filing and the receiving party will cause its outside counsel receiving any such unredacted materials not to disclose such materials to the directors, officers or employees of such receiving party without the prior written consent of the producing party.

(e)                                  Without limiting the generality of anything contained in this Section 5.04, (A) each of the Company and Parent shall give prompt written notice to the other of any of the following: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other Transactions (ii) any notice or other communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity in connection with the Transactions and (iii) to the Knowledge of the Company or to the Knowledge of Parent, any Action commenced or threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary that relate to the consummation of the Merger or any of the other Transactions.

(f)                                   Subject to applicable Law, each party hereto (or its counsel) shall, to the extent practicable, permit the other party (or its counsel) to review in advance any proposed communication by such party relating to the Transactions to any Governmental Entity. To the extent practicable, none of the parties to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), Action or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party (or its counsel) the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such Action or other inquiry, each party hereto will have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such Action or other inquiry, provided, however, that materials provided by the Company or Parent or their respective Subsidiaries or Affiliates to the other party may be redacted (x) as necessary to comply with contractual arrangements entered into in the ordinary course of business without a purpose of avoiding or limiting such party’s obligations under this sentence and (y) as necessary to reasonably preserve attorney-client privilege or to comply with applicable Law; provided, however, that such materials shall be provided in unredacted form to the receiving party’s outside counsel representing such party before such Governmental Entity. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time.

(g)                                  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger or the other Transactions, other than filing fees required to be paid in connection with a filing under any applicable Antitrust Laws, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation due to such Person, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation.

(h)                                 Each of the parties hereto agrees that it will not extend any applicable waiting period under any Antitrust Law or enter into an agreement with any Governmental Entity to delay or not consummate the Transactions without the written consent of the other parties hereto (which shall not be unreasonably withheld, delayed or conditioned).

(i)                                     Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to proffer to, agree to or actually (and none of the Company or any Company Subsidiary shall, without the prior written consent of Parent, proffer to, agree to or actually) (i) divest, hold separate (including by establishing a trust), or enter into any license (whether pursuant to an exclusive or nonexclusive license) or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Affiliates, (ii) pay any amounts or make any commitments to obtain any consents, licenses, permits, certificates, exemptions, waivers, approvals, authorizations, registrations, clearances or Orders of a Governmental Entity or any other Person (other than the payment of filing fees and expenses and fees of counsel) in connection with the Transactions, or (iii) limit in any manner the ability of such entities to conduct, own, operate or control their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries, or otherwise enter into any voting trust arrangement, proxy arrangement or similar agreement or arrangement.

(j)                                    Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent or any of its Affiliates be obligated to litigate or participate in the litigation of any Action brought by any Governmental Entity or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or any of the other Transactions or seeking to obtain from Parent or any of its Affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any Company Product or product of Parent or any of its Affiliates or to require any such Person to divest, hold separate, or enter into any license (whether pursuant to an exclusive or nonexclusive license) or similar agreement with respect to any portion of the business or assets of Parent, the Company or any of their respective Affiliates.

(k)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall restrict, Parent or any of its Affiliates from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions through both internally generated and third party proposals.

(l)                                     The Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any Action against the Company and/or its directors relating to the Transactions and will obtain the prior written consent of Parent prior to settling or satisfying any such Action. For purposes of this paragraph “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Action by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not breached), and Parent may offer comments or suggestions with respect to the Action but will not be afforded any decision-making power or other authority over the Action or investigation, except for the settlement or compromise consent set forth above.

Section 5.05          Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 7.01, each of Parent and the Company shall promptly notify the other party of the occurrence of any event that is reasonably likely to cause any of the conditions to each party’s obligations or the other party’s obligations set forth in Article VI not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.06          Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions (including any communication required to be filed with the SEC pursuant to Rule 14a-12 promulgated under the Exchange Act) shall be issued by any party or its parent company or Subsidiaries without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable national securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release of, and shall not be issued prior to the approval of each of, the Company, on the one hand, and Parent, on the other hand. Notwithstanding the foregoing provisions of this Section 5.06, (i) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public releases or announcements concerning the Transactions that are not inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.06, (ii) the Company may make communications to its employees in compliance with Section 5.07(a), (iii) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent and do not reveal material, non-public information regarding the other parties, the Merger or the other Transactions and (iv) the restrictions set forth in this Section 5.06 shall not apply to any release or announcement made or proposed to be made in connection with, or in response to, a Change of Board Recommendation that is effected in compliance with Section 5.03.

Section 5.07          Employee Benefit Matters.

(a)           With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees in the United States with the Company or a Company Subsidiary that is reflected in the books and records of the Company, as the case may be, for vesting, eligibility and level of benefits purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any New Plan in which such Company Employees are eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits. To the extent any Company Employee in the United States participates in a New Plan that is a welfare plan or arrangement of Parent or any Parent Subsidiary following the Closing Date (a “Parent Welfare Plan”), Parent and any Parent Subsidiary will, to the extent permitted by applicable Law and any insurer or service provider under the applicable Parent Welfare Plan, cause all (i) pre-existing condition limitations which otherwise would be applicable to such Company Employee and his or her covered dependents to be waived to the extent satisfied under a Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan, (ii) participation waiting periods under each Parent Welfare Plan that would otherwise be applicable to such Company Employee to be waived to the same extent waived or satisfied under the Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan and (iii) co-payments and deductibles paid by Company Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Parent Welfare Plan, but only to the extent that the Company provides documentation of such co-payments and deductibles reasonably requested by Parent or any Parent Subsidiary within 20 days of such request.

(b)           Until December 31, 2018, Parent shall provide (or cause a Parent Subsidiary to provide) the Company Employees in the United States who continue to be employed by Parent or any Parent Subsidiary as of the Effective Time (the “U.S. Continuing Employees”) with base salary and base wage rates, and target annual cash performance bonus opportunities (but not equity or cash-settled equity based incentive opportunities) that are substantially comparable in the aggregate than the U.S. Continuing Employees were eligible to earn from the Company immediately prior to the Effective Time.

(c)           The Company and the Company Subsidiaries shall provide Parent with a copy of any written communication to be broadly disseminated to employees of the Company or any Company Subsidiary relating to the Transactions or regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, and will include any reasonable comments from Parent to such communication that Parent makes in good faith within two Business Days after Parent’s receipt of such communication (unless such communication is substantively similar to such prior communications that have been initially made after such announcement of the Merger or prior communications that have been previously provided to Parent pursuant to this Section 5.07(c)).  The Company shall not disseminate such written communication to employees of the Company or Company Subsidiary until the earlier of (x) Parent’s express consent to such dissemination or (y) two Business Days after the Company has provided Parent with a copy of such written communication.

(d)           Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”), including amending and/or terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor 401(k) plan.

(e)           This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 5.07 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee.

Section 5.08          Indemnification of Directors and Officers.

(a)           For a period of six years from and after the Effective Time, the Surviving Corporation and each Company Subsidiary, as applicable, shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Persons”) to the same extent such individuals are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws, the corresponding organizational documents of the Company Subsidiaries and indemnification agreements, in each case as in existence on the date of this Agreement and listed in Section 3.13(a)(xxix) of the Company Disclosure Schedule (collectively, the “D&O Indemnification Agreements”), arising out of acts or omissions in their capacity as directors, officers or employees of the Company and such Company Subsidiaries occurring at or prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Actions with respect to the matters subject to indemnification pursuant to this Section 5.08(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, and the corresponding organizational documents of the Company Subsidiaries and indemnification agreements, in each case in existence on the date of this Agreement; provided, however, that the individual to whom expenses are advanced undertakes, to the extent required by the DGCL or by the applicable indemnification agreement or organizational document, to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification under applicable Law or pursuant to the applicable indemnification agreement or organizational document.

(b)           For a period of six years from and after the Effective Time, to the extent permitted by applicable Law the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. To the extent permitted by applicable Law, the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.

(c)           Prior to the Effective Time, the Company shall bind and purchase directors and officers runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company, the Company Subsidiaries, the Company’s and any Company Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. The D&O Runoff Insurance shall provide coverage for the Company, the Company Subsidiaries and such individuals in their capacity as directors, officers and/or employees of the Company or any Company Subsidiary prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy (true and complete copies of which have been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Surviving Corporation shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled during such six-year period, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 5.08(c). Neither the Company nor the Surviving Corporation shall be required to pay an annual premium for the D&O Runoff Insurance in excess of 250% (the “Maximum Amount”) of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and Indemnified Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance.  Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(d)           In the event the Surviving Corporation or the Company Subsidiaries or their respective successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.08, without relieving Parent of its obligations under this Section 5.08.

(e)           The obligations under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.08 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.08 applies shall be (if the Closing occurs) third party beneficiaries of this Section 5.08).

Section 5.09          State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger, including by reason of the acquisition of Shares pursuant thereto or any other transaction contemplated to be consummated by the parties pursuant to this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

Section 5.10          Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options and Shares acquired upon the vesting of any Company RSUs or Company Performance RSUs, pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.11          Notification of Certain Matters.

(a)           Between the date of this Agreement and the earlier of (i) the valid termination of this Agreement in accordance with Section 7.01 or (ii) the Effective Time, subject to applicable Law, the executive officers of the Company, including the Chief Executive Officer of the Company, shall discuss with Parent, in good faith, in response to reasonable requests from Parent, material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters relating to the Company’s business as reasonably requested by Parent.

(b)           No such discussion contemplated by this Section 5.11 shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 5.12          Rights Agreement. From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is validly terminated in accordance with Section 7.01, the Company shall not, and shall cause the Company Subsidiaries not to, enter into any stockholder rights agreement, rights plan, “poison pill” or other similar agreement, unless such plan or agreement exempts from its application this Agreement and the Transactions, including the Merger.

Section 5.13          Further Action. In case at any time prior to the Effective Time any further action is necessary or desirable to vest the Surviving Corporation following the Effective Time with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall use their reasonable best efforts to take all such necessary action as may be reasonably requested by Parent.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)           Antitrust Consents. (i)  Any waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated and (ii) any affirmative approval of a Governmental Entity required under any other Antitrust Law set forth in Section 6.01(b) of the Company Disclosure Schedule (the “Specified Antitrust Laws”) shall have been obtained or any mandatory waiting period related thereto shall have expired.

(c)           No Injunctions or Restraints. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity of competent jurisdiction and there shall not be in effect any Law promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that prevents the consummation of the Merger.

Section 6.02          Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of the Company contained in:

(i)            Section 3.02(a), (b) and (d) (Capitalization) shall be true and correct in all material respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of such time except for representations and warranties in Section 3.02(a), (b) and (d) that relate to a specific date or time (which for purposes hereof need only be true and correct in all material respects as of such date or time); provided, however, that if the aggregate amount that would be required to be paid by Parent as consideration in the Merger is more than $3,500,000 greater than the amount that would be payable if Section 3.02(a), (b) and (d) were accurate in all respects (including as a result of there being outstanding or issuable additional Shares, Company Options, Company RSUs or Company Performance RSUs, or other securities convertible into Shares in connection with the Merger), the representations and warranties of the Company contained in Section 3.02(a), (b) and (d)  shall not be deemed to be true and correct in all material respects;

(ii)           Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.02(c), (e) and (f) (Capitalization), Section 3.03 (Authority), Section 3.19 (Opinion of Financial

Advisor), Section 3.21 (Required Vote) and Section 3.26 (Brokers and Fees) (the “Fundamental Representations”) that are qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of such time except for any such Fundamental Representations that relate to a specific date or time (which for purposes hereof need only be true and correct in all respects as of such date or time), and all of the Fundamental Representations that are not qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all material respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of such time except for any such Fundamental Representations that relate to a specific date or time (which for purposes hereof need only be true and correct in all material respects as of such date or time); and

(iii)          Article III of this Agreement (other than in Section 3.02 (a), (b) and (d) (Capitalization) and other than the Fundamental Representations) (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, except for the representation in Section 3.10(b) (Absence of Certain Changes or Events)), shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made on and as of such time except for such representations and warranties in this Agreement that relate to a specific date or time (which for purposes hereof need only be true and correct as of such date or time), in each case except for such failures to be true and correct, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred and be continuing.

(d)           Parent shall have received a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.01(a), Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied in accordance with the terms thereof.

(e)           There shall not be pending any Action commenced by any Specified Governmental Entity against Parent, Merger Sub, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the Merger, (i) that could lead to making illegal, restraining or prohibiting the consummation of any of the Transactions, including the Merger, (ii) that could lead to prohibiting or imposing limitations on the ability of Parent or Merger Sub, or otherwise rendering Parent or Merger Sub unable, to pay for or acquire any or all of the Shares pursuant to the Merger, or seeking to require divestiture of any or all of the Shares to be acquired pursuant to the Merger and the other Transactions, (iii) that could lead to prohibiting or imposing any limitations on the ownership or operation by Parent, the Company or any of their Affiliates of all or any portion of the businesses or assets of Parent, the Company or any of their Affiliates as a result of or in connection with the Merger or the other Transactions, or otherwise compelling Parent, the Company or any of their Affiliates to divest, hold separate, or enter into any license (whether pursuant to an exclusive or nonexclusive license) or similar agreement with respect to any portion of the business or assets of Parent, the Company or any of their respective Affiliates, (iv) that could lead to a requirement that Parent, the Company or any of their Affiliates enter into any voting trust arrangement, proxy arrangement or similar agreement or arrangement with respect to any portion of the business or assets of Parent, the Company or any of their respective Affiliates, or (v) that could lead to prohibiting or imposing limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Shares to be acquired pursuant to the Merger and the other Transactions, including the right to vote the Shares on all matters properly presented to the stockholders of the Company.

(f)            There shall not be any Law enacted, entered, enforced or promulgated by any Specified Governmental Entity, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to any other Antitrust Laws that (x) has resulted, or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of Section 6.02(e), or (y) has the effect of making the Merger or any of the other Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or any of the other Transactions.

Section 6.03          Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct as of such date or time), in each case except for such failures to be true and correct, individually and in the aggregate as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)           Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           The Company shall have received a certificate of Parent, executed by an officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01          Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a)           By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after the time that the Company Stockholder Approval is obtained;

(b)           By Parent or the Company, if the Effective Time shall not have occurred on or before the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose breach of this Agreement has been the primary cause of the failure of the Effective Time to have occurred on or before the Outside Date;

(c)           By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting, whether before or after the time that the

Company Stockholder Approval is obtained, the Merger, and such Order shall have become final and nonappealable;

(d)           By either the Company or Parent, if the Special Meeting (including any adjournment or postponement thereof) has concluded, the stockholders of the Company have duly voted, and the Company Stockholder Approval shall not have been obtained;

(e)           By Parent, at any time prior to the Effective Time if: (i) there has been a Change of Board Recommendation (whether or not in compliance with Section 5.03), (ii) the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within five Business Days after the Company’s receipt of a written request by Parent to provide such reaffirmation following the date that any Person or group (as defined under Section 13(d) of the Exchange Act), other than Parent or Merger Sub, (A) shall have made an Acquisition Proposal (other than a tender offer or exchange offer) and the existence of such Acquisition Proposal becomes publicly known or (B) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or the existence of an intention to make an Acquisition Proposal shall have otherwise become publicly known (provided that Parent shall be permitted to request only one such reaffirmation request per Acquisition Proposal and one reaffirmation request per each amendment thereof or material change in circumstances relating thereto), (iii) the Company shall have breached Section 5.03 in any material respect or (iv) the Company or the Company Board (or any committee thereof) shall resolve, authorize or publicly propose to do any of the actions specified in clauses (i) (including any individual action that would be deemed to be, a Change of Board Recommendation), (ii) or (iii) of this Section 7.01(e);

(f)            By the Company, at any time prior to the time that the Company Stockholder Approval is obtained, if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.03 with respect to such Superior Proposal (including with respect to the Acquisition Inquiry or Acquisition Proposal underlying, or leading to, such Superior Proposal) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.03(d); provided, however, that such termination shall not be effective unless the Company shall concurrently with such termination enter into the Alternative Acquisition Agreement and pay the Termination Fee to Parent;

(g)           By Parent, at any time prior to the Effective Time if:

(i)            (A) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 6.02(a) or Section 6.02(b) would not then be satisfied, (B) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach of covenant, and (C) either such Uncured Inaccuracy or breach of covenant is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach of covenant shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this clause (i) of this Section 7.01(g) if any of the circumstances referred to in clauses (A) or (C) of this clause (i) was caused by the breach of this Agreement by Parent or Merger Sub; or

(ii)           there shall have occurred any Effect that, individually or in the aggregate, has had, and continues to have, a Company Material Adverse Effect, and either such Effect is not capable of being remedied or at least 20 Business Days shall have elapsed since the occurrence of such Effect; or

(h)           By the Company, at any time prior to the Effective Time if:

(i)            there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement that shall have had, individually or in the aggregate, a Parent Material Adverse Effect,

(ii)           the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and

(iii)          either such Uncured Inaccuracy or breach is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if any of the circumstances referred to in clause (i) of this Section 7.01(h) above was caused by the breach of this Agreement by the Company.

Section 7.02          Effect of Termination.

(a)           In the event of valid termination of this Agreement by either the Company or Parent in accordance with Section 7.01, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, employees, agents or representatives except (i) with respect to Section 5.02(c) (Confidentiality), Section 5.06 (Public Announcements), this Section 7.02 and Article VIII and (ii) with respect to any Liabilities incurred or suffered by a party as a result of the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)           In the event that this Agreement is terminated by Parent pursuant to Section 7.01(e) or by the Company pursuant to Section 7.01(f), then the Company shall pay to Parent immediately prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $75,000,000 (the “Termination Fee”).

(c)           In the event that this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.01(b) (but only (1) in the event that the Company Stockholder Approval has not been obtained prior to such termination or (2) if Parent would then be entitled to terminate this Agreement pursuant to Section 7.01(g)(1) as a result of a willful breach of this Agreement by the Company), (y) pursuant to Section 7.01(d), or (z) by Parent pursuant to Section 7.01(g)(i) (if the Company has willfully breached this Agreement), and (i) prior to the date of such termination of this Agreement an Acquisition Proposal shall have been made known to the Company or publicly disclosed (and not publicly withdrawn prior to such termination) and (ii) concurrently with, or within 12 months after, such termination, the Company either (A) consummates a transaction that constitutes an Acquisition Proposal or (B) enters into a definitive agreement to engage in a transaction or a tender offer is commenced that, in either case, constitutes an Acquisition Proposal and such transaction or tender offer is subsequently consummated or completed (whether or not such consummation or completion occurs before or after the 12-month period following such termination) (provided that for all purposes of this Section 7.02(c), the term Acquisition Proposal shall have the meaning assigned to such term in Section 8.04, except that the references to “15%” and “85%” shall be deemed to be references to 50%, and provided, further, that the words “as a result of a willful breach of this Agreement by the Company” in clause (x) above and the words “(if the Company has willfully breached this Agreement)” in clause (z) above shall be disregarded if the transaction or tender offer described in subclause (A) or (B) of clause (ii) of this Section 7.02(c), as applicable, is with the Person (or an Affiliate of the Person) that made the Acquisition Proposal described in clause (i) of this Section 7.02(c)), then the Company shall pay to Parent the Termination Fee no later than two Business Days after the consummation or completion of the transaction that constitutes such Acquisition Proposal.

(d)           All payments under this Section 7.02 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)           Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will partially compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable.

(f)            In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.02, together with interest on the Termination Fee at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment plus 2% per annum.

(g)           Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is validly terminated in accordance with Section 7.01 under circumstances under which the Termination Fee is payable hereunder, and the Termination Fee is timely paid in full to Parent (or its designee) in accordance with the provisions of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of Guarantor, Parent, Merger Sub and each of their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or representatives for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

Section 7.03          Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval is obtained, there shall be no amendment that by Law or in accordance with the rules of NASDAQ requires further approval by the Company’s stockholders, without the further approval of the Company’s stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.04          Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval is obtained, there shall be made no waiver that by Law or in accordance with the rules of NASDAQ requires further approval by the Company’s stockholders, without the further approval of the Company’s stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01          Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 8.02          Fees and Expenses. Subject to Section 7.02, all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such expenses.

Section 8.03          Notices. All notices, requests, demands and other communications under this Agreement shall, except to the extent expressly provided to be oral under this Agreement, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Guarantor, Parent or Merger Sub, addressed to it at:

SAP America, Inc.

399 West Chester Pike

Newton Square, PA 19073

Attention: Brad C. Brubaker

Email: brad.brubaker@sap.com

with a copy to (for information purposes only):

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Eric S. Shube
Email: eric.shube@allenovery.com

and

Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attention: Daniel R. Mitz
Email: drmitz@jonesday.com

If to the Company, addressed to it at:

Callidus Software Inc.

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

Attention: Roxanne Oulman and Drew Grasham

Email:  roulman@calliduscloud.com,

dgrasham@calliduscloud.com

with a copy to (for information purposes only):

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Matthew P. Quilter and David K. Michaels
Email: mquilter@fenwick.com, dmichaels@fenwick.com

Section 8.04          Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (b) does not prohibit the Company from complying with the provisions of Section 5.03 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Merger Sub, Parent’s Affiliates or the Parent Representatives) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (whether or not in writing) concerning, for or relating to any (a) direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of beneficial ownership of 15% or more of the total outstanding Equity Interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding Equity Interests in or voting securities of the Company; (b) direct or indirect purchase or other acquisition of 50% or more of any class of equity or other voting securities of one or more Company Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) 15% or more of the consolidated net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or assets (measured by the greater of book value or fair market value thereof as of the date of such transaction) of the Company and the Company Subsidiaries, taken as a whole; (c) merger, consolidation, business combination, share exchange, joint venture or other similar transaction involving the Company or one or more Company Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) 15% or more of the consolidated net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or assets (measured by the greater of book value or fair market value thereof as of the date of such transaction) of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Company Subsidiary or Company Subsidiaries, as applicable, immediately preceding such transaction hold less than 85% of the Equity Interests in or voting securities of the surviving or resulting entity of such transaction; (d) liquidation, dissolution, recapitalization or reorganization of the Company or any Company Subsidiary, other than a wholly-owned Company Subsidiary, (e) direct or indirect sale, transfer or disposition of assets (including by any license or lease, other than licenses or leases under customer agreements entered into in the ordinary course of business) of the Company or one or more Company Subsidiaries, which assets, individually or in the aggregate, generate or constitute (as applicable) 15% or more of the consolidated net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or assets (measured by the greater of book value or fair market value thereof as of the date of such transaction) of the Company and the Company Subsidiaries, taken as a whole; or (f) any combination of the foregoing transactions that results in one of the effects referenced in clauses (a) — (e) above; provided that in no event shall the Transactions between Parent, Merger Sub and the Company (or any other transactions between Parent, Merger Sub or their Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand), be deemed to be an Acquisition Proposal.

“Action” means any litigation, action, claim, suit, hearing, arbitration, mediation, or other proceeding (public or private) by or before, or otherwise involving, any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“After Consultation” by a Person means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s financial advisor of nationally recognized reputation (it being acknowledged and agreed that the Company Financial Advisor is a financial advisor of nationally recognized reputation).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessoning competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means “shrink wrap,” “click through,” “browse wrap” or commercial off-the-shelf Software that has not been materially modified or customized by a third party for the Company or any Company Subsidiary, including Open Source Materials.

“Company Benefit Plan” means each “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, a Company Subsidiary or any ERISA Affiliate, that are now, or were within the past six years, maintained, sponsored or contributed to by the Company, a Company Subsidiary or any ERISA Affiliate, or under which the Company, a Company Subsidiary or any ERISA Affiliate has any

Liability or obligations, including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, retention, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements.

“Company Bylaws” means the currently effective bylaws of the Company.

“Company Certificate” means the currently effective amended and restated certificate of incorporation of the Company.

“Company Compensation Arrangement” means (A) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the 18 months immediately prior to the date of this Agreement, and (B) any Company Options, Company RSUs, Company Performance RSUs or other Equity Plan Stock Awards awarded to, or any acceleration of vesting of any Company Options, Company RSUs, Company Performance RSUs or other Equity Plan Stock Awards held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the 18 months immediately prior to the date of this Agreement

“Company Financial Advisor” means Qatalyst Partners LP.

“Company Intellectual Property” means any Company Owned Intellectual Property and any Intellectual Property that is licensed to the Company or any of the Company Subsidiaries or otherwise used or held for use in connection with the operation of the business of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that (i) is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business, financial condition, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following Effects shall constitute, nor shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect: (a) changes affecting the economies of or financial, credit or capital market conditions anywhere in the world in which the Company and the Company Subsidiaries operate, to the extent such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate; (b) changes in the trading volume or trading price of the Shares in and of itself (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect), (c) changes in the industries in which the Company and the Company Subsidiaries operate, to the extent such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, (d) national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company and the

Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, (e) changes in Law or GAAP, to the extent such changes do not adversely affect the Company or the Company Subsidiaries, taken as a whole, in a manner disproportionate to other similarly situated participants in industries in which the Company and Company Subsidiaries operate, (f) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect), (g) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board arising out of the Merger or the other Transactions, including the Proxy Statement, or (h) any Effects primarily resulting from or arising out of the execution, announcement or pendency of this Agreement or the anticipated consummation of the Merger (including the identity of Parent as the acquirer of the Company or Guarantor as parent of Parent), other than for purposes of Section 3.04 or Section 6.02(a) (insofar as it relates to Section 3.04), (i) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters, to the extent such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the locations in which the Company and the Company Subsidiaries operate, or (j) the taking of any action by the Company or any Company Subsidiaries as required by this Agreement.

“Company Option” means an option to purchase Shares issued under any of the Company Stock Option Plans.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by the Company or any of the Company Subsidiaries.  For the avoidance of doubt, Company Owned Intellectual Property shall include Company Registered Intellectual Property.

“Company Performance RSU” means a performance-based restricted stock unit issued under any of the Company Stock Option Plans.

“Company Products” means all product (including service) offerings, including all Software, of the Company and each of the Company Subsidiaries (a) that have been sold, licensed, distributed, marketed or otherwise provided, as applicable, within the past five years, (b) that the Company, or any of the Company Subsidiaries, is obligated to sell, license, distribute, market or otherwise provide pursuant to any Outbound License Agreement or Services Agreement or is otherwise obligated to maintain or support, or (c) for purposes of Section 3.15(e), (g), (j), (l), (p) and (q), that are currently under development and planned for release within six months after the Effective Time in the form contemplated by Company prior to the Effective Time, in each case excluding, for the avoidance of doubt, (1) Open Source Materials, or (2) any implementation, configuration, maintenance and support, or training or other non-custom services related to the Company Products provided to customers, sublicensors, value added resellers, systems integrators or other distributors or resellers in the ordinary course of business.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered Intellectual Property.

“Company RSU” means a restricted stock unit (excluding any Company Performance RSU) issued under any of the Company Stock Option Plans.

“Company Source Code” means, collectively, any human-readable Software source code, or any portion or aspect of the Software source code, or any proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case in any Company Product.

“Company Stock Option Plans” means the Company’s 2003 Stock Incentive Plan, 2013 Stock Incentive Plan, the ESPP, and any other stock option, stock incentive or other equity compensation plan or agreement assumed, sponsored or maintained by the Company, any Company Subsidiary or any Affiliate of the Company.

“Company Subsidiary” means a Subsidiary of the Company, whether direct or indirect.

“Contracts” means any of the agreements, commitments, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses and obligations, to which a Person is a party or to which any of the assets of such Person or its Subsidiaries is subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyrights” means all copyrights in works of authorship, including copyrights in derivative works thereof, “works made for hire”, databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor.

“Domain Names” means all Internet domain name registrations.

“Effect” means any change, event, development, occurrence, state of facts, circumstance or effect.

“Environmental Laws” means any and all Laws, treaties, policies, guidance, standards, rules, administrative rulings, court decisions, common law, stipulations, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to: the pollution, protection, investigation, preservation, restoration, reclamation or clean up of the environment; including waterways, groundwater, drinking water, air, land, soils, subsurface strata, animals, wildlife, plants or other natural resources or natural habitats; the use, generation, handling, transport, treatment, storage, recycling, reuse, disposal, presence, management, Release or threatened Release of Hazardous Substances; or the health, safety and welfare of Persons or property, including protection of the health and safety of employees; or (b) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Plan Stock Awards” means each award with respect to a share subject to a RSU Award or PSU Award outstanding under any Company Stock Option Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company and each ESPP Purchase Right that is outstanding and unexercised at the time of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(a) of ERISA) with the Company, or which together with the Company is treated as a single employer under Section 414(t) of the Code.

“ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan.

“ESPP Purchase Right” means a right to purchase Shares issued under the ESPP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fairness Opinion” means the opinion to the Company Board from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various considerations, limitations, assumptions, qualifications, factors and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Parent or any affiliates of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

“Foreign Employee Benefit Plan” means any Company Benefit Plan that provides benefits only for employees, consultants, independent contractors, stockholders or directors of the Company, any Company Subsidiary or any Affiliate who are employed or otherwise regularly providing service outside of the United States.

“Foreign Export and Import Laws” means the Laws and regulations of a non-U.S. Governmental Entity regulating exports, imports or re-exports to or from such non-U.S. country, including the export or re-export of any goods, services, commodities, supplies, technology or technical data and Software.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher tier subcontractor of any Governmental Entity in connection with any proposed Government Contract.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor of any Governmental Entity, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, including offerings and agreements based on General Services Administration schedule listings by the Company or any Company Subsidiary.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government, or other political subdivision, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any quasi-regulatory body, such as NASDAQ, or (e) any arbitration tribunal or other similar non-Governmental Entity with applicable jurisdiction.

“Hazardous Substances” means any material, chemical, substance, mixture or waste that is capable of causing harm to or damaging man or any other living organism, the environment or natural resources, including, but not limited to, any material, chemical, substance, mixture or waste: that is designated, regulated or classified by any Law or Governmental Entity as a pollutant, a contaminant, toxic, hazardous, dangerous, infectious, carcinogenic, radioactive, explosive, biohazardous, controlled, special, industrial, reactive, corrosive, ignitable or flammable, or other words of similar meaning or effect, including noise, odor, vibration, electricity or heat, or that is otherwise subject to regulation, control, investigation, reporting or remediation under any Laws or by any Governmental Entity; or that is or contains any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, radon gas, ozone-depleting substances, greenhouse gases, petroleum products, by-products, components, distillates or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is or should be classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and Contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations (including any guaranty or “keep well” agreement) in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Intellectual Property” means rights in or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names, (f) Software and (g) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

“International Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California, London, United Kingdom or Frankfurt am Main, Germany are authorized or required by Law to be closed.

“Intervening Event” means any material positive event or development or material positive change in circumstances with respect to the Company and the Company Subsidiaries taken as a whole that (a) was neither known to the Company Board or any officer of the Company, nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal or Acquisition Inquiry, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, including the announcement or pendency of this Agreement or the Transactions, (iii) clearance of the Transactions under the HSR Act or compliance with any other Antitrust Laws, (iv) the fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or (v) changes after the date of this Agreement in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that matters underlying the changes described in clauses (iv) and (v) may be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a Person means (i) (a) with respect to the Company and the Company Subsidiaries, the actual knowledge of the persons set forth on Section 8.04(a) of the Company Disclosure Schedule, (b) with respect to Parent or Merger Sub, the actual knowledge of the persons set forth on Section 8.04(b) of the Company Disclosure Schedule and (c) with respect to any other Person, the actual knowledge of any senior executive officer of the Person and (ii) any fact or matter that any such person in clause (i) of this definition would reasonably be expected to discover or otherwise become aware in the course of the reasonable conduct of his or her duties.

“Law” means any federal, state, local, foreign or international law (including common law), treaty, convention, statute, code, directive, ordinance, rule, interpretation, regulation, standard, administrative guidance, decision, guidance or Order of any Governmental Entity having applicable jurisdiction or other similar binding requirement of a Governmental Entity having applicable jurisdiction

“Liability” means any known or unknown liability, Indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Global Select Market.

“OFAC” means the U.S. Office of Foreign Assets Control of the Department of Treasury.

“Open Source Materials” refers to any Software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, verdict or award entered by or with any Governmental Entity.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC in connection with the Transactions, other than the Proxy Statement.

“Outbound License Agreements” means all non-exclusive licenses to object or source code for on-premise use of the Company Products granted to customers (directly or indirectly through third Person partners acting as sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind), sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind, by the Company or any of the Company Subsidiaries in the ordinary course of business.

“Outside Date” means 11:59 p.m. New York time on July 30, 2018, provided, however, that such date may be extended by Parent or the Company for a period of up to three months, if any of the conditions set forth in Section 6.01(b), Section 6.01(c), Section 6.02(e) or Section 6.02(f) (but for purposes of Section 6.01(c) only if such restraint or prohibition is attributable to an Antitrust Law) have not been satisfied (or waived by Parent in the case of Section 6.02(e) or Section 6.02(f)) as of 11:59 p.m. New York time on July 30, 2018 but all other conditions to Closing shall be, or shall be capable of being, fulfilled.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects would prevent, or would reasonably be expected to prevent, consummation of the Merger in accordance with the terms of this Agreement, or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

“Permitted Liens” means (a) Liens for Taxes and other charges and assessments of a Governmental Entity that are not yet due and payable and Liens for Taxes and other charges and assessments of a Governmental Entity that are being contested in good faith by appropriate proceedings for which an appropriate reserve has been made in the Company Financial Statements that are included in the Company SEC Documents prior to the date of this Agreement, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising in the ordinary course of business for sums that are immaterial in amount to the Company and the Company Subsidiaries, taken as a whole, and not yet due and payable, (c) for purposes of Section 3.13, Section 3.15 and Section 5.01,  non-exclusive licenses entered into in the ordinary course of business and (d) other encumbrances arising by operation of Law that are immaterial in amount to the Company and the Company Subsidiaries, taken as a whole, and are not yet due and payable arising in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

“Personal Information” means information provided, disclosed or accessible to, or generated or collected by, the Company or any Company Subsidiary by or at the direction of any customer, employee, contractor or other third party that (i) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, e-mail addresses, IP addresses and other unique identifiers); or (ii) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers).

“Privacy and Security Laws” means all (a) Laws regarding (i) collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, retaining, destroying, and transferring and storing Personal Information, (ii) data breach notification, and (iii) direct marketing by electronic means and the placing and storing of information on user devices and (b) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Registered Intellectual Property” means any of the following Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity, including any of the following:

(a)           Patents;

(b)           Trademarks, including renewals;

(c)           Copyrights; and

(d)           Domain Names.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Sanction” means any economic, trade, or financial sanctions Laws, Orders, embargoes, or restrictive measures issued, administered, or enforced by any Sanctions Authorities.

“Sanctioned Country” means a country, territory or region that is the subject of comprehensive, country-wide or territory-wide Sanctions broadly prohibiting and restricting transactions or other dealings in, involving, and with such country or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means a Person that is, (i) listed on, or owned or controlled (directly or indirectly) by a Person listed on, a Sanctions List; (ii) located, domiciled or resident in, organized under the laws of, or operating from, or a government of, a Sanctioned Country; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of, a Sanctioned Country, or (iv) otherwise the target of Sanctions.

“Sanctions Authorities” means the United States of America, the United Nations Security Council, the European Union, the United Kingdom, or any governmental entity or sanctions authority of the foregoing, including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, the Council of the European Union, and Her Majesty’s Treasury.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions List, the Entity List, Denied Persons List, and Unverified List  maintained by the U.S. Department of Commerce, the Consolidated List of Persons and Entities subject to financial Sanctions maintained by the European Commission, or any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authorities, each as amended, supplemented or substituted from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreements” means all non-exclusive licenses to use, access or market Company Products granted to customers (directly or indirectly through third Person partners acting as sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind), sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind, by the Company or any of the Company Subsidiaries in the ordinary course of business.

“Software” means all (a) computer software, computer programs, applications (including for mobile devices), and software implementations of algorithms, models and methodologies, whether in source code, object code or any other form, (b)  databases in any form, data and database management code, (c) specifications, utilities, user and programming interfaces, menus, icons, templates, forms, methods of processing, firmware, software engines, platforms, development tools, library functions and compilers, (d) all versions, updates, corrections, enhancements and modifications of the foregoing, and (e) all related documentation, including user manuals, developer notes, comments and annotations, as applicable.

“Specified Governmental Entity” means (i) any U.S. federal or state Governmental Entity, or (ii) any non-U.S. or supranational Governmental Entity listed in Section 6.01(b) of the Company Disclosure Schedule.

“Specified Merger Control Action” has the meaning set forth in Section 6.01(b) of the Company Disclosure Schedule.

“State Sanctions List” means a list that is adopted by any state Governmental Entity within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is the target of Sanctions administered and enforced by the United States.

“Subsidiary” means, with respect to any Person, any entity of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, (c) at least 50% of any class of capital stock or of the outstanding Equity Interests are beneficially owned by such Person, or (d) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means any unsolicited, bona fide written offer or proposal (that has not been withdrawn and that did not result from a breach of the provisions of Section 5.03), to acquire all of the outstanding Equity Interests of the Company, that (a) is not subject to a financing condition (and if financing is required, such financing is then committed to the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer or proposal), (b) is reasonably likely to be consummated on the terms and conditions contemplated thereby and (c) the Company Board shall have determined in good faith After Consultation is more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view than the Merger, in each case taking into account the legal, financial and regulatory aspects of the written offer or proposal, including the financing terms thereof, the likelihood and timing of consummation, and the identity of the Person making such written offer or proposal.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, escheat, estimated, gross margins, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, algorithms, know-how, processes and techniques, testing information, research and development information, inventions, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith and symbolized thereby.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979 (50 U.S.C. 2401-2420), the International Economic Emergency Powers Act (50 U.S.C. 1701-1707), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), the Export Administration Regulations (EAR) (15 CFR 730-774), the various laws and regulations administered by OFAC (31 CFR Parts 500-598), the Laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws and regulations of the United States regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services, commodities, supplies, technology or technical data and Software from the United States, and the conduct of business outside the United States.

Section 8.05          Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
401(k) Plan	Section 5.07(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.03(d)(i)
Book-Entry Shares	Section 2.02(b)
Capitalization Date	Section 3.02(a)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)

Defined Term	Section
Change of Board Recommendation	Section 5.03(a)(iv)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Schedule	Article III
Company Employees	Section 5.07(a)
Company Financial Statements	Section 3.07(a)
Company Material Contract	Section 3.13(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Representatives	Section 5.02(a)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.21
Confidentiality Agreement	Section 5.02(c)
D&O Indemnification Agreements	Section 5.08(a)
D&O Runoff Insurance	Section 5.08(c)
DGCL	Recitals
Dispute	Section 3.15(l)
Dissenting Shares	Section 2.03
Effective Time	Section 1.02
Electronic Delivery	Section 8.13
Employment Practices	Section 3.12(a)
Export Approvals	Section 3.05(e)
Fundamental Representations	Section 6.02(a)(ii)
Guaranteed Obligations	Section 8.15(a)
Guarantor	Section 8.15(a)
Guaranty	Section 8.15(c)
Indemnified Persons	Section 5.08(a)
Independent Director	Section 3.12(f)
Insurance Policies	Section 3.17
Intercompany Contracts	Section 3.13(a)(vii)
Intervening Event Notice Period	Section 5.03(e)(i)
Leased Real Property	Section 3.18(c)
Maximum Amount	Section 5.08(c)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.09(a)(i)
New Plans	Section 5.07(a)
Parent	Preamble
Parent Representatives	Section 5.02(a)(i)
Parent Subsidiary	Section 4.03(a)
Parent Welfare Plan	Section 5.07(a)
Paying Agent	Section 2.02(a)
Proxy Statement	Section 1.03(a)
PSU Award	Section 2.04(d)
Replacement PSU	Section 2.04(d)
Replacement RSU	Section 2.04(b)

Defined Term	Section
RSU Award	Section 2.04(b)
Sarbanes-Oxley Act	Section 3.06(a)
Section 16	Section 5.10
Shares	Recitals
Significant Customer	Section 3.13(a)(xviii)
Specified Antitrust Laws	Section 6.01(b)
Special Meeting	Section 1.03(e)
Superior Proposal Notice Period	Section 5.03(d)(i)
Surviving Corporation	Recitals
Takeover Law	Section 3.03(b)
Termination Fee	Section 7.02(b)
U.S. Continuing Employees	Section 5.07(b)
WARN Act	Section 3.12(d)

Section 8.06          Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.07          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.08          Entire Agreement. This Agreement (together with the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 8.09          Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, and any such purported assignment in contravention of this Agreement shall be null and void; provided that Parent or Merger Sub may assign any of their respective rights and obligations to an Affiliate of Parent or to a successor-in-interest by reason of merger or consolidation or sale of all or substantially all of the assets of Parent; provided further that, with respect to an assignment or transfer by Parent or Merger Sub in accordance with the prior proviso, (a) with respect to an assignment to a successor-in-interest, such assignment includes all rights and obligations under this Agreement, (b) such successor-in-interest or Affiliate shall have agreed as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to the Company, and (c) where this Agreement is assigned or transferred to an Affiliate by Parent, Parent remains responsible for the performance of this Agreement and Guarantor remains responsible for all of its obligations under Section 8.15 as if such Affiliate were “Parent” for purposes of such Section.

Section 8.10          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.08, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto, without notice or Liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11          Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(b)           the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”

(c)           all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            references to a Person are also to such Person’s successors and permitted assigns;

(g)           all references in this Agreement to “$”or other monetary amounts refer to U.S. dollars;

(h)           unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive;

(i)            all references to the “date of this Agreement” shall refer to the date this Agreement is made and entered into;

(j)            although the same or similar subject matters may be addressed in different provisions, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and any Contract or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Laws) by succession of comparable successor Laws and (in the case of Laws) any rules and regulations promulgated under said Laws.

Section 8.12          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement (and any Actions arising out of or related hereto or to the Transactions or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) except in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), (ii) agrees that any Action (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such Action (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be conclusive and may be enforced in other jurisdictions within and outside the United States of America by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process anywhere in the world in the manner provided for notices in Section 8.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(C).

Section 8.13          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”)) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 8.14          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 7.01, (a) each party shall be entitled at its election to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the parties shall waive, in any Action for specific performance, the defense of adequacy of a remedy at Law. A party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 8.15          Guaranty.

(a)           To induce the Company to enter into this Agreement, SAP SE, a European Company (Societas Europaea) established under the laws of Germany and the European Union (“Guarantor”), intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of (i) Parent’s and Merger Sub’s obligations under this Agreement, including any liabilities arising out of a breach thereof (collectively, the “Guaranteed Obligations”).  This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full.  Guarantor further covenants and agrees that, if requested by the Company, it will promptly appoint in accordance with applicable Law a registered agent for service of process in the State of Delaware, and Guarantor shall maintain such registered agent as its agent for service of process in the State of Delaware without interruption until the Effective Time.

(b)           All payments pursuant to this Section 8.15 shall be made in lawful money of the United States, in immediately available funds.  Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of Guarantor of any kind.

(c)           The guaranty set forth in Section 8.15(a) (the “Guaranty”) is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Parent and Merger Sub of the Guaranteed Obligations and not of collection.  Should Parent or Merger Sub default in the payment or performance of any of the Guaranteed Obligations, Guarantor’s obligations hereunder shall become immediately due and payable to the Company or, if and only if the Effective Time occurs and to the extent that such obligations become due and payable thereafter, to the former holders of Shares, Company Options or Shares subject to RSU Awards or PSU Awards.  Claims hereunder may be made on one or more occasions.  If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(d)           Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms of this Agreement or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person interested in the Transactions; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or their assets; (vi) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations; or (vii) the existence of any claim, set-off or other right which Parent or Merger Sub may have at any time against the Company (other than satisfaction of the Guaranteed Obligations or rights of Merger Sub pursuant to this Agreement), whether in connection with the Guaranteed Obligations or otherwise.  Guarantor waives promptness, diligence, notice of the acceptance of the Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Transactions, and all suretyship defenses generally, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement (other than, in each case, fraud, willful misconduct and intentional misrepresentation by the Company or any of its Affiliates) and defenses available to Guarantor under the Guaranty.  Guarantor acknowledges that it has received and will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 8.15 are knowingly made in contemplation of such benefits.

(e)           No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 8.15 shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 8.15 preclude any other or future exercise of any right, remedy or power pursuant to this Section 8.15.  Each and every right, remedy and power granted to the Company pursuant to this Section 8.15 or allowed it by Law or agreement with respect to this Section 8.15 shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.  The Company shall not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent, Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder or resort to any security or other means of collecting payment.  This Guaranty may only be amended by a writing signed and delivered by Guarantor and the Company.  Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any Action asserting that the Guaranty is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered an Action in equity or at law).

(f)            Guarantor hereby represents and warrants to the Company and covenants that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s organizational documents or any Law or contractual restriction binding on Guarantor or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity), (iii) nothing in this Agreement will terminate its obligations under the Confidentiality Agreement and (iv) Guarantor will not issue any press release or other communication in contravention of Section 5.06.

(g)           Nothing in this Section 8.15 shall waive any defenses, counterclaims or rights of setoff that Parent or Merger Sub may have under this Agreement or applicable Law.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SAP AMERICA, INC.

By:	/s/ Brad C. Brubaker
Name:	Brad C. Brubaker
Title:	Corporate Secretary

EMERSON ONE ACQUISITION CORP.

By:	/s/ Brad C. Brubaker
Name:	Brad C. Brubaker
Title:	Vice President and Secretary

CALLIDUS SOFTWARE INC.

By:	/s/ Leslie J. Stretch
Name:	Leslie J. Stretch
Title:	Chief Executive Officer

Solely for purposes of Section 8.15:

SAP SE

By:	/s/ Luka Mucic
Name:	Luka Mucic
Title:	Chief Financial Officer

By:	/s/ Jochen Scholten
Name:	Jochen Scholten
Title:	General Counsel